Exhibit 10.29

EXECUTION COPY

PURCHASE AGREEMENT AND

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 21, 2006

BY AND

AMONG

CORPORATE OFFICE PROPERTIES TRUST,

CORPORATE OFFICE PROPERTIES, L.P.,

W&M BUSINESS TRUST,

AND

NOTTINGHAM VILLAGE, INC.

7.07.	Escrow and Indemnification	50
7.08.	Intentionally Deleted	55
7.09.	Transfer Taxes	55
7.10.	Additional Acknowledgement #2	55
7.11.	Lender’s Approval	55
7.12.	Termination of Management Agreements	56
7.13.	Short Term Loan	56
7.14.	Tenant Improvements	56
7.15.	Sewer System Escrow	57

ARTICLE VIII. ADDITIONAL AGREEMENTS		57

8.01.	Inspection of the Target Properties	57
8.02.	Prepayment of Indebtedness	58
8.03.	Acquisition of Joint Venture Interests; Disposal of Properties	58
8.04.	Prorations and Adjustments	58
8.05.	Articles Supplementary	61
8.06.	Intellectual Property	61
8.07.	COBRA Agreements	61
8.08.	Certain Agreements	61
8.09.	Reciprocal Release	62
8.10.	Lockbox	62
8.11.	Final Tax Returns	62
8.12.	Insurance Proceeds	62
8.13.	Satisfaction of Dollenberg Retirement Obligations	62

ARTICLE IX. CONDITIONS TO CONSUMMATION OF THE TRANSACTION AND CLOSING DELIVERIES		62

9.01.	Conditions to the Obligations of Each Party	62
9.02.	Conditions to the Obligations of Acquiror, Acquiror OP and Merger Subsidiary	63
9.03.	Conditions to the Obligations of Target	64
9.04.	Deliveries by Target	65
9.05.	Deliveries by Acquiror	67

ARTICLE X. TERMINATION		67

10.01.	Termination	67
10.02.	Effect of Termination	69
10.03.	Fees and Expenses	69

ARTICLE XI. GENERAL PROVISIONS		70

11.01.	Survival of Representations and Warranties	70
11.02.	Notices	70
11.03.	Severability	71
11.04.	Amendment	72

11.05.	Entire Agreement; Assignment	72
11.06.	Parties in Interest	72
11.07.	Specific Performance	72
11.08.	Governing Law	73
11.09.	Waiver of Jury Trial	73
11.10.	Headings	73
11.11.	Counterparts	73
11.12.	Mutual Drafting	73
11.13.	Time is of the Essence	73

SCHEDULES AND EXHIBITS

Schedule 1.	Purchase Properties	S-1-1

Schedule 2.	Merger Properties	S-2-1

Schedule 3.	Retail Properties	S-3-1

Schedule 4.	NPI Exchange Properties	S-4-1

Schedule 5.	Assumed Loans	S-5-1

Exhibit A.	Articles Supplementary	A-1

Exhibit B.	Registration Rights Agreement	B-1

Exhibit C.	Articles of Merger	C-1

Exhibit D.	Wachovia Release	D-1

Exhibit E.	License Agreement	E-1

Exhibit F.	Notice to Tenants	F-1

Exhibit G.	FIRPTA Affidavit	G-1

Exhibit H.	Legal Opinions of Gordon Feinblatt	H-1
H-2

Exhibit I.	Affidavits for Anchor Title Company	I-1
I-2
I-3
I-4

Exhibit J.	Tenant Estoppel Certificate	J-1

Exhibit K.	Reciprocal Release	K-1

Exhibit L.	First Amendment to Retirement Agreement	L-1

Exhibit M.	Legal Opinion of DLA Piper US LLP	M-1

Exhibit N.	Acknowledgement of P. Douglas Dollenberg	N-1

Exhibit O.	Additional Acknowledgement #1 of P. Douglas Dollenberg	O-1

Exhibit P.	Additional Acknowledgement #2 of P. Douglas Dollenberg	P-1

TARGET DISCLOSURE LETTER

Section 5.01(b)	Acquisitions
Section 6.02(a)(ii)	Target Subsidiaries
Section 6.02(a)(iv)	Target Voting Securities
Section 6.02(a)(vi)	Additional Target Subsidiary Information
Section 6.02(b)(i)	Target Stockholders
Section 6.02(b)(ii)	Debt Instruments
Section 6.02(b)(iv)	Voting Agreements
Section 6.02(d)(i)	Conflicts
Section 6.02(d)(ii)	Consents and Filings
Section 6.02(e)	Permits
Section 6.02(f)	Litigation
Section 6.02(g)(iii)	Tenant Improvements and Properties under Construction and Acquisition
Section 6.02(g)(iv)	Violations of Law
Section 6.02(g)(v)	Purchase Options
Section 6.02(g)(vi)	Restrictions on Transfer
Section 6.02(g)(viii)	Condemnation Proceedings
Section 6.02(g)(x)	Rent Roll; Delinquency Report; Violations
Section 6.02(g)(xii)	Invalid Leases; Intention to Vacate
Section 6.02(g)(xiii)	Tenant Claims against Rent
Section 6.02(g)(xiv)	Defaults
Section 6.02(g)(xv)	Tenant Insolvency
Section 6.02(g)(xvii)	Commitments; Commissions
Section 6.02(g)(xix)	Letters of Credit
Section 6.02(g)(xx)	Additional Notices
Section 6.02(i)(ii)	Tax Assessments; Audited Tax Returns
Section 6.02(i)(iv)	“S corporation” Election
Section 6.02(i)(vi)	Built-in Gains
Section 6.02(i)(viii)	Excluded Tax Assets
Section 6.02(i)(xvi)	Tax Basis of Acquired Assets
Section 6.02(i)(xviii)	Tax Basis of Certain NPI Properties
Section 6.02(j)	Environmental Matters
Section 6.02(k)	Scheduled Contracts
Section 6.02(l)	Insurance Policies; Cancellation of Policies; Claims
Section 6.02(l)(i)	Insurance Loss Runs
Section 6.02(m)	Related Party Transactions
Section 6.02(o)(ii)	Employee Benefit Plans; Deferred Compensation Plans and Obligations
Section 6.02(q)	Personal Property
Section 7.09(a)	Acquiror Transfer Taxes
Section 7.09(b)	Joint Transfer Taxes
Section 7.09(c)	Target Transfer Taxes
Section 7.11	Office Assumed Loan Documents

Section 7.12	Property Management Agreements
Section 8.02	Existing Indebtedness; Properties Securing Existing Indebtedness
Section 8.04(iii)	Letters of Credit Posted as Security Deposits
Section 9.02(f)	Tenant Estoppels
Section 9.02(h)	Corporate Dissolutions
Section 9.02(j)	Officers Life Insurance Loans
Section 9.04(n)	Estoppels from Community Associations

PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2006 (this “Agreement”), among Corporate Office Properties Trust, a Maryland real estate investment trust (“Acquiror”), Corporate Office Properties, L.P., a Delaware limited partnership (“Acquiror OP”), W&M Business Trust, a Maryland business trust (“Merger Subsidiary”), and Nottingham Village, Inc. (“Target”), a Maryland corporation.

RECITALS

WHEREAS, Nottingham Properties, Inc., a Maryland corporation (“NPI”) owns, through one or more subsidiaries, the commercial office properties and the appurtenances thereto and the partnership and membership interests listed on Schedule 1 hereto (the “Purchase Properties”) and Target will own, immediately prior to the Closing Date, the commercial office properties and tracts of land listed on Schedule 2 hereto and the appurtenances thereto through one or more subsidiaries (the “Merger Properties,”);

WHEREAS, Acquiror OP desires to purchase and NPI desires to sell the percentage of ownership interests in the entities owning the Purchase Properties as more particularly set forth on Schedule 1 hereto;

WHEREAS, prior to the Merger, Target intends to dispose of certain residential and other non-office properties, related entities assets and contracts to the Liquidating Trust or to third parties;

WHEREAS, one (1) day following the Merger, the Surviving Entity shall dispose of the ownership interests in the entities (the “Retail Entities”) owning the retail properties listed on Schedule 3 hereto (the “Retail Properties”) by consummating an exchange under Section 1031 of the Code (the “Exchange”) with NPI whereby the Surviving Entity will exchange the ownership interests in the Retail Entities for the ownership interests in the entities (the “NPI Exchange Entities”) owning those properties listed on Schedule 4 hereto (the “NPI Exchange Properties”);

WHEREAS, the Board of Trustees of Acquiror and the Board of Directors of Target have each adopted a resolution declaring that the merger of Target with and into Merger Subsidiary (the “Merger”), with Merger Subsidiary continuing as the surviving entity in the Merger in accordance with the MGCL, is advisable and have approved this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization;

WHEREAS, Acquiror, Acquiror OP, Merger Subsidiary and Target desire to make certain representations, warranties and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.01.        Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Bylaws” means the bylaws of Acquiror.

“Acquiror Common Shares” means common shares of beneficial interest, $.01 par value per share, of Acquiror.

“Acquiror Convertible Preferred Shares” means the 5.6% convertible Acquiror Preferred Shares, $50.00 liquidation preference per share, of Acquiror, with such terms as are set forth in the Articles Supplementary.

“Acquiror Declaration of Trust” means the declaration of trust of Acquiror.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect that adversely affects the financial condition or results of operations of Acquiror in an amount in excess of $100,000,000, that was not reasonably foreseeable at the date of this Agreement; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been an “Acquiror Material Adverse Effect”:  (i) any event, circumstance, change or effect arising out of or attributable to (A) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (B) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (C) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which Acquiror operates, (D) earthquakes, hurricanes or other natural disasters, and (E) changes in Law or GAAP or (ii) any existing event, circumstance, change or effect with respect to which Target has knowledge as of the date hereof.

“Acquiror OP” has the meaning set forth in the preamble to this Agreement.

“Acquiror Preferred Shares” means preferred shares of beneficial interest, $.01 par value per share, of Acquiror.

“Acquiror SEC Documents” has the meaning set forth in Section 6.04(b).

“Acquiror Shares” means the Acquiror Common Shares and Acquiror Preferred Shares, collectively.

“Acquiror Subsidiary” or “Acquiror Subsidiaries” means a Subsidiary or Subsidiaries of Acquiror.

“Acquisition Agreement” means the Acquisition Agreement dated August 17, 2005 by and between Honeygo Run Reclamation Center, Inc. and Target.

“Acquisition Proposal” has the meaning set forth in Section 7.04(a).

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Additional Escrow Shares” has the meaning set forth in Section 4.05(b).

“Additional Share Escrow Agreement” means the escrow agreement among the Share Escrow Agent, Acquiror, Acquiror OP, Merger Subsidiary and Stockholders’ Agent with respect to the Additional Escrow Shares.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Closing Adjustments” has the meaning set forth in Section 4.01(a).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 11.04.

“Applicable Date” has the meaning set forth in Section 6.04(b).

“Applicable Permits” has the meaning set forth in Section 6.02(e).

“Articles of Merger” has the meaning set forth in Section 3.02(b).

“Articles Supplementary” means the Articles Supplementary to the Acquiror Declaration of Trust setting forth the terms of the Acquiror Convertible Preferred Shares, in the form attached hereto as Exhibit A.

“Assumed Loans” means the loans listed in Schedule 5 hereto.

“Assumption Fees” has the meaning set forth in Section 7.11(b).

“Blue Sky Laws” means the state securities laws of the several States.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maryland are authorized or obligated to close.

“Calculation Price” means the average closing price on the NYSE of the Acquiror Common Shares over a period of twenty (20) trading days, ending on the tenth (10th) trading day prior to the Closing Date; provided, however, that such price shall equal a minimum of $43.00 per share and a maximum of $49.00 per share.

“Cash Escrow Agent” means Anchor Title Company.

“Cash Escrow Agreement” means the escrow agreement among the Cash Escrow Agent, Acquiror, Acquiror OP, Merger Subsidiary and Target with respect to investment and payment of the Deposit.

“Certificate” or “Certificates” has the meaning set forth in Section 4.02(a).

“Change in Recommendation” has the meaning set forth in Section 7.04(f).

“Claims Notice” has the meaning set forth in Section 7.07(d).

“Closing” and “Closing Date” have the meanings set forth in Section 3.02(a).

“Closing Adjustments” has the meaning set forth in Section 8.04.

“Closing Adjustment Amount” has the meaning set forth in Section 8.04.

“Closing Adjustment Time” has the meaning set forth in Section 8.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Consideration” means the Common Share Consideration Amount divided by the Calculation Price (i.e., the amount of Acquiror Common Shares issued at Closing).

“Common Share Consideration Amount” means the Merger Consideration Amount minus the Preferred Share Consideration Amount.

“Confidentiality Agreement” has the meaning set forth in Section 7.03(b).

“Damages” has the meaning set forth in Section 7.07(b)(i).

“Debt Balance” means the balance due under all indebtedness of Target, Target Subsidiaries and Retail Entities at the Effective Time, including but not limited to accrued but unpaid interest, and incurred but unpaid prepayment premiums.  The Debt

Balance does not include the Exchange Properties Indebtedness, as this shall be an obligation of NPI at the Effective Time.

“Deposit” has the meaning set forth in Section 4.04.

“Dollenberg Retirement Obligations” means any outstanding obligations to make payments to P. Douglas Dollenberg pursuant to Sections 3(iii), 4 and 8(i) of the Retirement Agreement dated January 1, 2005 by and among P. Douglas Dollenberg, Target and NPI, as amended.

“Effective Date” means the day of the Effective Time.

“Effective Time” has the meaning set forth in Section 3.02(b).

“Environment” has the meaning set forth in Section 6.04(f).

“Environmental Laws” means any United Stated federal, state or local Laws in existence on the date hereof relating to the presence or release of Hazardous Substances or protection of the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who, together with Target or the Surviving Entity, as appropriate in the context, is or has been treated as a single employer under Section 414 of the Code, and the regulations thereunder.

“Escrow Fund” has the meaning set forth in Section 7.07(a).

“Escrow Period” has the meaning set forth in Section 7.07(c).

“Escrow Shares” has the meaning set forth in Section 4.05(a).

“Exchange” has the meaning set forth in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agreement” means the exchange agreement to be entered into by and between NPI and Surviving Entity on the day after the Closing pursuant to which the ownership interests in the Retail Entities will be exchanged for the ownership interests in the NPI Exchange Entities.

“Exchange Properties Indebtedness” has the meaning set forth in the Exchange Agreement.

“Existing Indebtedness” means the Existing Office Indebtedness and the Existing Retail Indebtedness.

“Existing Office Indebtedness” means the loans incurred by the entities set forth in Section 8.02 of the Target Disclosure Letter, secured by deeds of trust on the properties owned by such entities, having an aggregate balance as of December 1, 2006 of approximately Fifty-Seven Million Five Hundred Sixty-Four Thousand One Hundred Thirty-One Dollars ($57,564,131).  Target shall use a portion of the proceeds of the Short Term Loan to prepay the Existing Office Indebtedness prior to Closing.

“Existing Retail Indebtedness” means the loans secured by deeds of trust on the properties owned by White Marsh Plaza Business Trust and The Avenue at White Marsh Business Trust, having an aggregate balance as of December 1, 2006 of approximately Twenty-Nine Million One Hundred Forty-Six Thousand Three Hundred Ninety-Eight Dollars ($29,146,398).  Acquiror shall not be directly or indirectly liable for the Existing Retail Indebtedness upon or after the closing of the Exchange, except to the extent set forth in Section 6.02(k) of the Target Disclosure Letter.

“Former Superior Proposal” has the meaning set forth in Section 7.04(e).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or agency.

“Gross Value” means the sum of $303,422,124 (which is equal to $362,500,000 less the gross purchase price of $59,077,876 payable for the ownership interests in the NPI Entities).

“Hazardous Materials” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos and radon; and (iv) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law; and (v) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indemnified Person” or “Indemnified Persons” have the meaning set forth in Section 7.07(b)(i).

“Indemnity Threshold” has the meaning set forth in Section 7.07(b)(iii).

“Inspection Period” has the meaning set forth in Section 8.01(b).

“Intellectual Property” means all intellectual property owned or used by Target and the Target Subsidiaries, including patents (including any continuations, divisionals, continuations-in-part, renewals and reissues), trademarks, trade names, service marks, logos, domain names and other indicators of source or origin, database rights, copyrights, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and all other intellectual property or proprietary rights, together with all goodwill symbolized by any of the foregoing, registrations and applications for the foregoing, and rights to sue for past infringement thereof.

“IRS” means the Internal Revenue Service.

“knowledge of Acquiror” or “to Acquiror’s knowledge” means the actual knowledge of Randall M. Griffin or Roger A. Waesche, Jr.

“knowledge of Target” or “to Target’s knowledge” means the actual knowledge of J. Joseph Credit, Steven Endres or Peter Teeling.

“Law” has the meaning set forth in Section 6.02(d)(i).

“Leasing Commissions” means any commissions due and payable on the Target Properties Leases to third parties and not to Affiliates of Target.

“Lender’s Approval” has the meaning set forth in Section 7.11(b).

“License Agreement” has the meaning set forth in Section 8.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, Claim, lien or encumbrance.

“Liquidating Trust” means NVI Liquidating Trust, a Maryland business trust.

“Liquidation Preference” means $50.00 per Acquiror Convertible Preferred Share.

“Loan Escrows” has the meaning set forth in Section 4.01(a).

“Loan Documents” has the meaning set forth in Section 7.11(a).

“Loans” means any loan, loan agreement, note, borrowing arrangement or extension of credit, including, without limitation, letters of credit, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Merger” has the meaning set forth in Section 3.01(a).

“Merger Closing Properties” means the Merger Properties and the Retail Properties.

“Merger Closing Properties Leases” means the leases applicable to the Merger Closing Properties.

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Consideration Amount” has the meaning set forth in Section 4.01(a).

“Merger Properties” has the meaning set forth in the preamble to this Agreement.

“Merger Properties Leases” means the leases in effect as of the date hereof with tenants of the Merger Properties and all written amendments, modifications and supplements thereto.

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Merger Subsidiary Common Shares” means the common shares of beneficial interest, $0.01 par value per share, of Merger Subsidiary.

“MGCL” means the Maryland General Corporation Law.

“Non-Target Properties Letters of Credit” has the meaning set forth in Section 6.02(g)(xix).

“NPI” has the meaning set forth in the preamble to this Agreement.

“NPI Entities” means, collectively, one hundred percent (100%) of the ownership interests in 37 Allegheny Business Trust, Philadelphia Road Operating Company, LLC, 9020 Mendenhall, LLC, Woods Investors, LLC, Rivers Center III Investors LLC and White Marsh Hi-Tech 2 Business Trust, fifty percent (50%) of the ownership interests in Campbell Corporate Center I Limited Partnership, forty-three and seven-tenths percent (43.7%) in Nottingham Associates Limited Partnership and sixty percent (60%) in Sandpiper Limited Partnership.

“NPI Exchange Entities” has the meaning set forth in the preamble to this Agreement.

“NPI Exchange Properties” has the meaning set forth in the preamble to this Agreement.

“NPI Exchange Properties Leases” means all leases in effect as of the date hereof with tenants of the NPI Exchange Properties and all written amendments, modifications and supplements thereto.

“NYSE” means the New York Stock Exchange, Inc.

“Office Assumed Loan Documents” means the documents evidencing and relating to the Office Assumed Loans.

“Office Assumed Loans” means the Assumed Loans, the loans to be assumed by Acquiror OP under the PSA (Woods and Rivers Center III) and the loan made to Tyler Ridge I.

“Outside Date” has the meaning set forth in Section 10.01(b)(ii).

“Payment Fund” has the meaning set forth in Section 4.02(a).

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Target or any of the Target Subsidiaries; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon; (v) with respect to real property, any title exception disclosed in title insurance policy with respect to any Target Property (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Target Disclosure Letter) and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) reciprocal easement agreements; (vii) matters that would be disclosed on current title reports or surveys and/or (viii) Liens or restrictions arising pursuant to the Target Properties Leases.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Potential Acquiror” has the meaning set forth in Section 7.04(d).

“Preferred Share Consideration” means the number of Acquiror Convertible Preferred Shares designated by Target to Acquiror at least five (5) Business Days prior to the Closing; provided, however, the number of Acquiror Convertible Preferred Shares shall not exceed the sum of (i) 2,830,000 plus (ii) seventy percent (70%) of the Aggregate Closing Adjustments divided by the Liquidation Preference.

“Preferred Share Consideration Amount” means the Preferred Share Consideration multiplied by the Liquidation Preference.

“Pre-LOI Leases” the Target Properties Leases signed on or prior to September 6, 2006.

“Pre-LOI Leasing Commissions” means any commissions due and payable on Pre-LOI Leases but excluding commissions due with respect to future renewals or extensions of Pre-LOI Leases.

“Pre-LOI TI Work” has the meaning set forth in Section 7.14.

“Proxy Statement” means the proxy statement to be provided to the Target Stockholders in connection with the Target Stockholders Meeting.

“Purchase and Sale” has the meaning set forth in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Properties” has the meaning set forth in the preamble to this Agreement.

“Purchase Properties Leases” means all leases in effect as of the date hereof with tenants of the Purchase Properties and all written amendments, modifications and supplements thereto.

“Rating Agencies” has the meaning set forth in Section 7.11(b).

“Reciprocal Release” has the meaning set forth in Section 9.04(k).

“REIT” means a real estate investment trust within the meaning of Section 856- 860 of the Code.

“Registration Rights Agreement” means the registration rights agreement between Acquiror and the Target Stockholders relating to the filing of the Registration Statement, in substantially the form attached hereto as Exhibit B.

“Registration Statement” means the Acquiror Registration Statement on Form S-3 or other available form registering the resale of the Common Share Consideration and the Acquiror Common Shares issuable upon conversion of the Acquiror Convertible Preferred Shares and any amendments or supplements thereto.

“Release” has the meaning set forth in Section 6.04(f).

“Representative” has the meaning set forth in Section 7.04(b).

“Retail Entities” has the meaning set forth in the preamble to this Agreement.

“Retail Loan Guarantees” has the meaning set forth in Section 7.07(b).

“Retail Properties” has the meaning set forth in the preamble to this Agreement.

“Retail Transaction” means the acquisition of NPI by, or the merger of NPI with, an entity that engages or proposes to engage in retail property acquisitions or ownership.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its stock or other ownership interests.

“Scheduled Contracts” means those service and other contracts which have been entered into by Target or Target Subsidiaries or that will be assigned to Target or Target Subsidiaries prior to Closing, all as set forth in Section 6.02(k) of the Target Disclosure Letter.

“SDAT” has the meaning set forth in Section 3.02(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Escrow Agent” means U.S. Bank National Association.

“Share Escrow Agreement” means the escrow agreement among the Share Escrow Agent, Acquiror, Acquiror OP, Merger Subsidiary and Stockholders’ Agent with respect to the Escrow Shares.

“Shares” means shares of Target Common Stock.

“Short Term Loan” means the loan to be made to Target by Wachovia Bank, N.A. with an outstanding balance not to exceed $83,018,978 as of the Closing, which may be fully prepaid at any time by Acquiror after Closing without any prepayment penalty thereto.  The documents evidencing or securing the Short Term Loan are referred to herein as the “Short Term Loan Documents.”  Of the total proceeds of the Short Term Loan, up to $57,564,131 shall be applied by Target to prepay Existing Office Indebtedness prior to Closing.

“Stockholder Approval” has the meaning set forth in Section 6.02(c)(ii).

“Stockholders’ Agent” shall mean the Liquidating Trust.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written proposal (and its most recently amended or modified terms, if amended or modified) made by a Person other than Target or its Affiliates: (A) to consummate an Acquisition Proposal; (B) on terms which the Target Board in good faith concludes (following advice of its financial advisors that such proposal is more favorable to the Target Stockholders, from a financial point of view, and advice of outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the identity and nature of the Person making the proposal, would, if consummated, result in a transaction that is more favorable to Target or to the Target Stockholders (in their capacities as stockholders), as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as the same may be proposed to be amended by Acquiror pursuant to

Section 7.04(e)); and (C) that does not contain any contingency to obtain financing or other funding.

“Superior Proposal Notice” has the meaning set forth in Section 7.04(d).

“Surviving Entity” has the meaning set forth in Section 3.01(a).

“Target” has the meaning set forth in the preamble to this Agreement.

“Target Board” means the Board of Directors of Target.

“Target Bylaws” means the Amended and Restated Bylaws of Target as in effect on the date hereof.

“Target Charter” means the Articles of Incorporation of Target as in effect on the date hereof.

“Target Class A Common Stock” means the Class A Common Stock, $10.00 par value per share, of Target.

“Target Class B Common Stock” means the Class B Common Stock, $1.00 par value per share, of Target.

“Target Common Stock” means the Target Class A Common Stock together with the Target Class B Common Stock.

“Target Disclosure Letter” has the meaning set forth in Section 6.01.

“Target Group” means, collectively, Target, Target Subsidiaries, NPI and the NPI Entities.

“Target Joint Ventures” meanings the Target Properties in which Target or a Target Subsidiary owns less than a 100% equity interest.

“Target Material Adverse Effect” means any event, circumstance, change or effect that adversely affects the financial condition or results of operations of Target and the Target Subsidiaries in an amount in excess of $18,000,000, taken as a whole, that was not reasonably foreseeable at the date hereof; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been an “Target Material Adverse Effect”:  (i) any event, circumstance, change or effect arising out of or attributable to (A) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (B) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (C) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which Target and the Target Subsidiaries operate, (D) earthquakes, hurricanes or other natural disasters and (E) changes in Law or GAAP or (ii) any existing event, circumstance, change or effect with respect to which Acquiror has knowledge as of the date hereof.

“Target Material Contracts” means the Target Properties Leases, the Office Assumed Loan Documents, the Short Term Loan Documents, the Scheduled Contracts and the documents evidencing or securing the Existing Indebtedness (it being recognized that the documents evidencing or securing the Existing Office Indebtedness shall be terminated in conjunction with the repayment thereof with the proceeds of the Short Term Loan).

“Target Property” or “Target Properties” means, collectively, the Merger Properties, NPI Exchange Properties and Purchase Properties.

“Target Properties Escrow LCs” has the meaning set forth in Section 6.02(g)(xix).

“Target Properties Leases” means the Purchase Properties Leases collectively with the Merger Properties Leases and the NPI Exchange Properties Leases.

“Target Properties LCs” has the meaning set forth in Section 6.02(g)(xix).

“Target Stockholders” means the holders of the Target Common Stock.

“Target Stockholders Meeting” means a special meeting of the Target Stockholders to consider and vote upon the approval of the Merger, this Agreement and any other matter required to be approved by Target’s stockholders for consummation of the Transaction (including any adjournment or postponement).

“Target Subsidiary” or “Target Subsidiaries” has the meaning set forth in Section 6.02(a)(ii).

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.01.

“Termination Fee” has the meaning set forth in Section 10.03(b).

“Transaction” shall mean the Merger and the Purchase and Sale, collectively, along with any other transaction contemplated by this Agreement.

“Transfer Taxes” shall mean any real property transfer, sales, use, recordation, recording costs, registration and other fees and any similar Taxes together with any related interest, penalties or additions to Tax.

ARTICLE II.
PURCHASE AND SALE OF OWNERSHIP INTERESTS IN NPI ENTITIES

2.01.        Purchase and Sale of the Ownership Interests.

On the Closing Date, Acquiror OP shall purchase from NPI the percentage of ownership interests in the NPI Entities as more particularly set forth on Schedule 1 hereto pursuant to the terms and conditions set forth herein (the “Purchase and Sale”) and pursuant to a purchase and sale agreement by and between NPI and Acquiror OP (the “PSA”).

2.02.        Purchase Price.

The purchase price for the ownership interests in the NPI Entities which Acquiror OP agrees to deliver to NPI, subject to the terms and conditions set forth herein and in the PSA, shall be cash in an amount equal to (a) $59,077,876 (subject to adjustment) reduced by (b) the reductions and adjustments set forth in the PSA (the difference between (a) and (b) being herein referred to as the “Purchase Price”).

ARTICLE III.
THE MERGER

3.01.        The Merger.

(a)           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Target will merge into Merger Subsidiary (the “Merger”), the separate corporate existence of Target shall cease and Merger Subsidiary shall survive and continue to exist as a Maryland business trust and as a wholly owned subsidiary of Acquiror (Merger Subsidiary, as the surviving entity in the Merger, is sometimes referred to herein as the “Surviving Entity”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

(b)           Name.  The name of the Surviving Entity shall be “W&M Business Trust”.

(c)           Certificate of Trust and Declaration of Trust.  The certificate of trust and declaration of trust of the Merger Subsidiary in effect immediately prior to the Effective Time shall be the certificate of trust and declaration of trust of the Surviving Entity, unless and until duly amended in accordance with applicable Law.

(d)           Trustees and Officers of the Surviving Entity.  The parties hereto shall take all actions necessary so that the trustees of the Surviving Entity immediately after the Merger shall be the trustees of the Merger Subsidiary immediately prior to the Merger.  The parties hereto shall take all actions necessary so that the officers of the Surviving Entity immediately after the Merger shall be the officers of the Merger Subsidiary immediately prior to the Merger.

(e)           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the MGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Entity, and the Assumed Loans directly or indirectly shall become the debts of the Surviving Entity.

(f)            Additional Actions.  If, at any time after the Effective Time, the Surviving Entity shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Target acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Target, and its proper officers and directors, shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the proper officers and trustees of the Surviving Entity are fully authorized in the name of the Surviving Entity or otherwise to take any and all such action.

3.02.        Effective Date and Effective Time; Closing.

(a)           The closing of the Transaction (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of DLA Piper US LLP at 6225 Smith Avenue, Baltimore, Maryland 21209, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to Acquiror and Target the certificates and other documents required to be delivered under Article IX hereof.  It is the parties’ goal that the Closing Date shall occur no later than December 31, 2006.

(b)           As soon as practicable upon satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), at the closing, the parties shall cause Articles of Merger in the form of Exhibit C hereto (the “Articles of Merger”) to be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) pursuant to the MGCL.  The Merger provided for herein shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time (not to exceed 30 days from the date of filing) designated by the parties in the Articles of Merger in accordance with the MGCL; provided, however, that such time shall not be on a date later than the Outside Date (the “Effective Time”).

ARTICLE IV.
MERGER CONSIDERATION; EXCHANGE PROCEDURES

4.01.        Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Target Common Stock:

(a)           The aggregate merger consideration payable to holders of Target Common Stock issued and outstanding immediately prior to the Effective Time (expressed as a number of shares) is referred to as the “Merger Consideration”.  The Merger Consideration shall be comprised of the Preferred Share Consideration and the Common Share Consideration.  For example, assume that the Debt Balance were $129,648,266 (comprised of the Existing Retail Indebtedness of $29,146,398, the Short Term Loan of $83,018,978 and the Assumed Loans of $17,482,890), the Closing Adjustment Amount due by Target to Acquiror were $2,000,000 and the Loan Escrows were $1,000,000.  The Merger Consideration Amount would be as follows:

		$303,422,124
Debt Balance		$–129,648,266
Closing Adjustment Amount		$–2,000,000
Loan Escrows	$	+1,000,000
Merger Consideration Amount		$172,773,858

Further, assume that the Preferred Share Consideration were designated by Target to be 2,830,000 Acquiror Convertible Preferred Shares.  The Preferred Share Consideration Amount would therefore be 2,830,000 x $50 = $141,500,000.  The Common Share Consideration Amount would therefore be:

Merger Consideration Amount	$172,773,858
Preferred Share Consideration Amount	$–141,500,000
Common Share Consideration Amount	$31,273,858

If the Calculation Price were $45 per share, the Common Share Consideration would be $31,273,858 ÷ $45 = 694,974.62 Acquiror Common Shares.

“Merger Consideration Amount” means (i) the excess of the Gross Value over the Debt Balance, (ii) increased by any Closing Adjustment Amount owed by Acquiror to Target pursuant to Section 8.04, if applicable, or decreased by any Closing Adjustment Amount owed by Target to Acquiror pursuant to Section 8.04, if applicable, as the case may be, plus (iii) the amount of any loan escrows held by Target’s lenders in connection with the Assumed Loans at the Effective Time, to the extent not taken into account in computing the Debt Balance (the “Loan Escrows”).  The sum of (ii) and (iii) is referred to as the “Aggregate Closing Adjustments”.

(b)           At the Effective Time, except as set forth in subsections (c) and (d) below, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive a pro rata share of the Merger Consideration.

(c)           Each share of Merger Subsidiary Common Shares issued and outstanding immediately prior to the Effective Time that is owned by Acquiror or by any Subsidiary of Acquiror, shall be converted into and become one share of common stock of the Surviving Entity.

(d)           Each share of Target Common Stock that is owned by Target or any of the Target Subsidiaries, or by Acquiror, Merger Subsidiary or any other direct or indirect Subsidiary of Acquiror or Merger Subsidiary, shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Acquiror or Merger Subsidiary in exchange therefor.

4.02.        Exchange Procedures.

(a)           Custody of Certificates and Payment Fund.  At or prior to the Effective Time, (i) Target shall acquire and hold for the Target Stockholders pursuant to a Power of Attorney between the Liquidating Trust and the Target Stockholders the certificate or certificates or affidavits of loss in accordance with Section 4.02(e) hereof (collectively, the “Certificates”), which immediately prior to the Effective Time represented shares of Target Common Stock and (ii) Acquiror shall deposit or cause to be deposited with the Liquidating Trust, for the benefit of the Target Stockholders for exchange in accordance with this Article IV, full certificates representing Acquiror Common Shares and Acquiror Convertible Preferred Shares in an amount sufficient to satisfy the aggregate Merger Consideration (such aggregate certificates being deposited hereinafter referred to as the “Payment Fund”).  The Liquidating Trust shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article IV, and the Payment Fund shall not be used for any other purpose.

(b)           Exchange Procedures for Target Common Stock.  After surrender to the Liquidating Trust of a Certificate for cancellation, together with such Power of Attorney duly executed, and such other customary documents as may reasonably be required by the Liquidating Trust, upon the Effective Time, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor for each share of Target Common Stock formerly represented by such Certificate.  Such payment of the Merger Consideration shall be sent to such holder by the Liquidating Trust promptly after receipt by the Liquidating Trust of the Payment Fund, and the Power of Attorney duly executed, and such other customary documents as may reasonably be required by the Liquidating Trust, and the shares of Target Common Stock formerly represented by such

Certificate so surrendered shall forthwith be canceled.  No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c)           No Further Ownership Rights in Stock.  Until surrendered as contemplated by this Article IV, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the shares of Target Common Stock formerly represented by such Certificate as contemplated by this Section 4.02.  All shares paid upon the surrender for exchange of Certificates in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock represented by such Certificates.  After the Effective Time, there shall be no further registration of transfers of shares of Target Common Stock outstanding immediately prior to the Effective Time on the records of Target, and if Certificates are presented to the Surviving Entity, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article IV.

(d)           Unregistered Transfer of Stock.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not applicable.

(e)           Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, an indemnity against any claim that may be made against it with respect to such Certificate, the Liquidating Trust will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable pursuant to this Article IV.

(f)            Termination of Payment Fund.  Any portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Liquidating Trust free and clear of all claims or interest of any Persons previously entitled thereto.

(g)           No Liability.  None of Acquiror, Merger Subsidiary, Target or the Liquidating Trust, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.03.        Adjustments.

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Target Common

Stock shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted in order to provide holders of Target Common Stock the same economic effect as contemplated by this Agreement.

4.04.        Deposit.

Within one (1) Business Day after the execution of this Agreement, Acquiror shall deposit with the Cash Escrow Agent in cash Two Million Dollars ($2,000,000) which sum, together with any interest earned thereon prior to the Closing Date, is referred to as the “Deposit”, pursuant to the Cash Escrow Agreement for the benefit of the Target Stockholders.  The Deposit shall be held in an interest bearing escrow account, pending disposition of the Deposit in accordance with Section 8.01(b).  At Closing of the Merger, the Cash Escrow Agent shall remit the Deposit to Acquiror.

4.05.        Deposit of Escrow Shares and Additional Escrow Shares.

(a)           As soon as practicable after the Effective Time, and subject to, and in accordance with, the provisions of Section 7.07, Acquiror shall cause to be deposited with the Share Escrow Agent a certificate or certificates representing a number of Acquiror Common Shares (the “Escrow Shares”) equal to Three Million Five Hundred Thousand Dollars ($3,500,000) of the Merger Consideration Amount, which shall be registered in the name of the Share Escrow Agent as nominee for the holders of Certificates cancelled pursuant to Section 4.02(b).  The Escrow Shares shall be beneficially owned by such holders so that such holders shall be entitled to any dividends or distributions (other than securities) and have the right to vote the shares and shall be available to compensate Acquiror for certain damages as provided in Section 7.07.  The Escrow Shares shall be released in accordance with and subject to the provisions of Section 7.07 and the Share Escrow Agreement.  At the Effective Time, the Escrow Shares will not have been registered under the Securities Act.  In accordance with the Registration Rights Agreement, Acquiror will register the Escrow Shares with the SEC after Closing pursuant to the Registration Statement.

(b)           As soon as practicable after the Effective Time, and subject to, and in accordance with, the Additional Share Escrow Agreement, Acquiror shall cause to be deposited with the Share Escrow Agent a certificate or certificates representing a number of shares of Acquiror Common Shares (the “Additional Escrow Shares”) equal to Four Million Five Hundred Thousand ($4,500,000) of the Merger Consideration Amount, which shall be registered in the name of the Share Escrow Agent as nominee for the holders of Certificates cancelled pursuant to Section 4.02(b).  The Additional Escrow Shares shall be beneficially owned by such holders so that such holders shall be entitled to any dividends or distributions (other than securities) and have the right to vote the shares and shall be available to Acquiror as provided in the Additional Share Escrow Agreement.  The Additional Escrow Shares shall be released in accordance with and subject to the provisions of the Additional Share Escrow Agreement.  At the Effective Time, the Additional Escrow Shares will not have been registered under the Securities Act.  In accordance with the Registration Rights Agreement, Acquiror will register the Additional Escrow Shares with the SEC after Closing pursuant to the Registration Statement.

ARTICLE V.
CONDUCT OF THE PARTIES PENDING CLOSING

5.01.        Conduct of Business by Target.

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article X, except as expressly contemplated or permitted by this Agreement or as disclosed in the Target Disclosure Letter as noted specifically herein, without the prior written consent of Acquiror, not to be unreasonably withheld, Target will not, and will cause each of the Target Subsidiaries not to:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and in no event enter into any commitment that would impose any obligation on Acquiror, Target, Target Subsidiaries or the Surviving Entity after the Closing, other than tenant improvements with respect to Target Properties Leases signed after September 6, 2006 and other than as set forth in the Target Disclosure Letter.

(b)           Acquisitions.  Except as set forth in Section 5.01(b) of the Target Disclosure Letter, acquire all or any portion of the assets, business or properties of any other entity.

(c)           Governing Documents.  Amend the Target Charter or the Target Bylaws or the articles of incorporation or bylaws (or equivalent documents) of Target or any Target Subsidiary.

(d)           Contracts.  Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 5.01 and except as disclosed in the Target Disclosure Letter, enter into or terminate any Target Material Contract or amend or modify in any material respect any of its existing Target Material Contracts.

(e)           Insurance.  Allow any insurance policy in effect as of the date hereof to be modified, lapse or expire prior to Closing or fail to file any claim, notice or report that Target would normally file in the ordinary course of business or as reasonably requested by Acquiror.

(f)            Future Obligations.  Grant any severance or termination pay to any director, officer or consultant, pay any special bonus or any remuneration to any director, officer or consultant, the terms of which would require any payments to be made post-Closing.

(g)           Employees.  Hire any employees.

(h)           Litigation.  Commence a lawsuit other than for the routine collection of bills, to protect a material right, or for a breach of this Agreement.

(i)            Dispositions.  Sell, license or otherwise dispose of any Target Properties.

(j)            Liens.  Encumber or permit any liens on any Target Properties.

(k)           Notices.  Deliver a default notice to any tenant without simultaneously delivering a copy of such notice to Acquiror.

(l)            Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than draw-downs under credit arrangements or loan facilities existing on the date of this Agreement, and other than the Short Term Loans.

(m)          Taxes.  Except as provided in Section 6.02(i)(xix), make any Tax election, change any Tax election, adopt any Tax accounting method, change any Tax accounting method, file any Tax return (other than any estimated Tax returns, payroll Tax returns or sales Tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any Tax claim or assessment.

(n)           Target Properties Leases.  (i) Enter into any new leases in excess of 5,000 square feet with respect to a Target Property, (ii) modify or change in any material respect any existing Target Property Lease in excess of 5,000 square feet or (iii) terminate any Target Property Lease in excess of 5,000 square feet.  For purposes of this Section 5.01(n), consent of Acquiror may be assumed in the event Target has not received a response from Acquiror within two (2) Business Days of Target’s request for consent.

(o)           Other Actions.  Authorize or enter into any agreement or otherwise agree or commit to do any of the foregoing.

5.02.        Conduct of Acquiror.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Target, not to be unreasonably withheld, Acquiror will not, and will cause each of the Acquiror Subsidiaries not to:

(a)           Interference or Delay.  Take, or cause to be taken, any action that would interfere with the consummation of the Transaction and other transactions contemplated by this Agreement, or delay the consummation of such transactions.

(b)           Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the Transaction set forth in Article IX not being satisfied.

(c)           Other Actions.  Authorize or enter into any agreement or otherwise agree or commit to do any of the foregoing.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

6.01.        Target Disclosure Letter.

Concurrently with the execution and delivery of this Agreement, Target is delivering to Acquiror a disclosure letter with numbered sections corresponding to the relevant sections in this Agreement (the “Target Disclosure Letter”).  Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Target Disclosure Letter with respect to a particular representation or warranty contained in Section 6.02 herein shall be deemed to be an exception or qualification with respect to all other representations or warranties contained in Section 6.02 herein to which the relevance of such item is reasonably apparent.  Nothing in the Target Disclosure Letter is intended to broaden the scope of any representation or warranty contained in Section 6.02 herein.

6.02.        Representations and Warranties of Target.

Subject to the exceptions and qualifications set forth in the Target Disclosure Letter, Target hereby represents and warrants to Acquiror, Acquiror OP and Merger Subsidiary that:

(a)           Existence; Good Standing; Authority; Compliance with Law.

(i)            Target is a corporation duly incorporated, validly existing under the laws of the State of Maryland and in good standing with the SDAT.  Target is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary.  Target has all requisite corporate power and authority to own, operate, lease and encumber the Target Properties and carry on its business as now conducted.

(ii)           Section 6.02(a)(ii) of the Target Disclosure Letter sets forth as of the Closing Date: (i) each Subsidiary of Target (each, a “Target Subsidiary,” and collectively, the “Target Subsidiaries”); (ii) the legal form of each Target Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each of the Target Subsidiaries that is held by Target or a Target Subsidiary.

(iii)          Each of the Target Subsidiaries is duly organized, validly existing and is in good standing under the laws of the State of Maryland.  Each of the Target Subsidiaries is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary.

(iv)          Except as set forth in Section 6.02(a)(iv) of the Target Disclosure Letter, as of the Closing Date all of the outstanding voting securities or other interests of each of the Target Subsidiaries have been validly issued and are (i) fully paid and nonassessable and (ii) owned, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all voting interests in each of the Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by Target, by one of the Target Subsidiaries or by Target and one of the Target Subsidiaries, are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(v)           Target has previously made available to Acquiror true and complete copies of the (i) Target Charter and the Target Bylaws, each as amended through the date hereof, (ii) minute books of meetings of the Target’s Board and (iii) organizational documents of the Target Subsidiaries, each as amended through the date hereof.

(vi)          Section 6.02(a)(vi) of the Target Disclosure Letter sets forth as of the date hereof each Subsidiary of Target; the legal form of such Subsidiary, including the state of formation, and the identity and ownership interest of each of the Subsidiaries held directly or indirectly by Target.

(b)           Capitalization.

(i)            The authorized shares of capital stock of Target consist of 100,000 shares of Target Class A Common Stock, of which, as of September 30, 2006, 15,000 were issued and outstanding, 300,000 shares of Target Class B Common Stock, of which, as of September 30, 2006, 75,000 were issued and outstanding and 600 shares of Target Class C Common Stock, of which, as of September 30, 2006, none are issued and outstanding.  As of the date of this Agreement, there were no shares of Target Common Stock reserved for issuance or required to be reserved for issuance.  Section 6.02(b)(i) of the Target Disclosure Letter sets forth a list of the Target Stockholders and the shares of

Target Common Stock owned by each.  There are no other classes of stock of Target other than Target Common Stock.

(ii)           Section 6.02(b)(ii) of the Target Disclosure Letter sets forth a list of all secured and unsecured debt instruments outstanding as of the date hereof of Target and/or relating to the Target Properties and their outstanding principal amounts as of December 1, 2006.  Target has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Target Stockholders on any matter.

(iii)          As of the Effective Time, there will not be outstanding any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares applicable to Target or Target Subsidiaries.

(iv)          Except as set forth in Section 6.02(b)(iv) of the Target Disclosure Letter, there are no agreements or understandings to which Target is a party with respect to shares of Target Common Stock, nor does Target have knowledge, as of the date of this Agreement, of any third party agreements or understandings with respect to the voting of any such shares.

(v)           Immediately prior to the Closing, each Target Subsidiary shall be wholly-owned by Target except as otherwise shown on Schedule 2.  Neither Target nor any Target Subsidiary has any agreement or commitment to sell or transfer any of its stock, partnership or ownership interests, as the case may be.

(c)           Authority Relative to this Agreement.

(i)            Target has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction.  No other corporate proceedings on the part of Target is necessary to authorize this Agreement or to consummate the Transaction (other than, with respect to the Merger and this Agreement, to the extent required by Law, the Stockholder Approval).  This Agreement has been duly and validly executed and delivered by Target and, assuming due authorization, execution and delivery hereof by each of Acquiror, Acquiror OP and Merger Subsidiary, constitutes a valid, legal and binding agreement of Target, enforceable against Target in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.

(ii)           The Target Board has duly and validly authorized the execution and delivery of this Agreement, declared the Transaction advisable and approved, subject to the approval of the Target Stockholders, the Transaction, and no other actions are required to be taken by the Target Board for the consummation of the Transaction.  The Target Board has directed that this Agreement be submitted to the Target Stockholders for their approval to the extent required by Law and the Target

Charter and Target Bylaws.  The Merger requires the affirmative vote of a two-thirds majority of all votes entitled to be cast by the holders of all outstanding Target Common Stock as of the record date for the Target Stockholder Meeting (the “Stockholder Approval”).  The Stockholder Approval is the only vote of the holders of any class or series of stock of Target necessary to approve the Transaction.

(d)           No Conflict; Required Filings and Consents.

(i)            Except as set forth in Section 6.02(d)(i) of the Target Disclosure Letter, the execution and delivery by Target of this Agreement does not, and the performance of its obligations hereunder will not, (A) conflict with or violate the organizational documents of Target or Target Subsidiaries, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) have been obtained and all filings and obligations described in subsection (ii) have been made, conflict with or violate any domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Target and Target Subsidiaries or by which any Target Property or other property or asset of Target or any of the Target Subsidiaries is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Target Property or other property or asset of Target or any of the Target Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not (x) prevent or delay consummation of the Transaction or otherwise prevent it from performing its obligations under this Agreement or (y) have a Target Material Adverse Effect.

(ii)           Except as set forth in Section 6.02(d)(ii) of the Target Disclosure Letter, the execution and delivery by Target of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (A) for the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Transaction or otherwise prevent it from performing its obligations under this Agreement or (y) have a Target Material Adverse Effect.

(e)           Permits; Compliance.  Except as set forth in Section 6.02(e) of the Target Disclosure Letter, to the knowledge of Target, each of Target and the Target Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Target or the Target Subsidiaries to own, lease and operate the Target Properties or to carry on its business as it is now being conducted (the “Applicable Permits”), except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits could not reasonably be expected to have a Target Material Adverse Effect.  As of the date hereof, no suspension or cancellation of any of the Applicable Permits is pending or, to the knowledge of Target, threatened, except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits could not reasonably be expected to have a Target Material Adverse Effect.  Neither Target nor any of the Target Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Law applicable to Target or any of the Target Subsidiaries or by which any of the Target Properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Applicable Permit, franchise or other instrument or obligation to which Target or any of the Target Subsidiaries is a party or by which Target or any of the Target Subsidiaries or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected to have a Target Material Adverse Effect.

(f)            Litigation.  Except (i) as listed in Section 6.02(f) of the Target Disclosure Letter, or (ii) for suits, claims, Actions, proceedings or investigations arising in the ordinary course of business of Target and the Target Subsidiaries which are adequately covered by insurance (it being understood that litigation (A) arising from or related in any way to Hazardous Materials or (B) related to any landlord/tenant rent collection proceeding or regarding Target Properties Leases in excess of 5,000 square feet shall not be considered in the ordinary course of business), there is no suit, Action pending or, to Target’s knowledge, threatened against Target or any of the Target Subsidiaries or any of the Target Properties that could reasonably have a Target Material Adverse Effect or that question the validity of this Agreement or any action to be taken by Target in connection with the consummation of the Transaction.  None of Target or the Target Subsidiaries is subject to any order, judgment, writ, injunction or decree by any Governmental Authority, except as could not reasonably be expected to have a Target Material Adverse Effect.

(g)           Target Properties and Target Properties Leases.

(i)            Prior to the Closing Date, the Target Properties shall be owned by the entities shown on Schedules 1, 2 and 4 hereof and no other person will have any ownership interest in or right to share in the profits of any Target Property.

(ii)           Target has provided Acquiror all policies of title insurance or updates or endorsements that are in the possession of Target with respect to the Target Properties, and no claim has been made against any such policy that has not been resolved and, to Target’s knowledge, there are no facts or circumstances which would constitute the basis for such a claim.  Except as set forth in Section 6.02(g)(ii) of the Target Disclosure Letter, to Target’s knowledge and subject to matters of record, there are no material exceptions not shown on such title insurance policies.

(iii)          All buildings currently under construction by the Target Group on the Target Properties, all construction projects and building maintenance and improvements currently ongoing, all tenant improvements required to be performed under the Target Properties Leases prior to the commencement of the initial term of a Target Properties Lease or an existing expansion or renewal thereof that have not been so completed as of the date of this Agreement (and have been designated as Pre-LOI TI Work and other work), and all properties currently under contract for acquisition as of the date of this Agreement by the Target or Target Subsidiaries are listed as such in Section 6.02(g)(iii) of the Target Disclosure Letter, other than routine building maintenance in the ordinary course of business not exceeding $2,500.

(iv)          Except as provided in Section 6.02(g)(iv) of the Target Disclosure Letter, none of the Target Group (A) has received written notice of any violation of any Law issued by any Governmental Authority, (B) has received written notice of any structural defects relating to any Target Property which would reasonably be expected to have a Target Material Adverse Effect, or (C) has received written notice of any physical damage to any Target Property which would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(v)           Except as set forth in Section 6.02(g)(v) of the Target Disclosure Letter, no tenant or third party has any option to purchase any of the Target Properties, rights of first refusal or other agreements to purchase or sell any Target Properties, other than as set forth in the Target Properties Leases.

(vi)          Except (A) as set forth in Section 6.02(g)(vi) of the Target Disclosure Letter, (B) for the Target Properties Leases and (C) for secured loan documents entered into in the ordinary course of business, there are no written agreements which restrict the Target Group from transferring any of the Target Properties, and none of the Target Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

(vii)         To the knowledge of Target, (i) no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Target Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Target Properties or which is necessary to permit the lawful use and operation of all driveways, roads, parking areas, out lots, and other means of egress and ingress to and from any of the Target Properties has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same; and (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Target Properties has been received by any of the Target Group with respect to the Target Properties from any Governmental Authority and none of the Target Properties has received notice that any of the Target Properties are in violation of any such federal, state or municipal law, order, ordinance, regulation or requirement, including, without limitation, the Americans with Disabilities Act, except for such violations that would not have a Target Material Adverse Effect on the value of any of the Target Properties, individually or in the aggregate.

(viii)        Except as set forth in Section 6.02(g)(viii) of the Target Disclosure Letter, there are no condemnation proceedings pending, or to Target’s Knowledge, threatened, against any of the Target Properties.

(ix)           None of the Target Group has received any notice to the effect that (A) any betterment assessments have been levied against, or rezoning proceedings are pending or threatened with respect to, any of the Target Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Target Properties or by the continued maintenance, operation or use of the parking areas.

(x)            Section 6.02(g)(x) of the Target Disclosure Letter sets forth a true, accurate and complete rent roll for each of the Target Properties (the “Rent Roll”) as of the date specified in the Target Disclosure Letter.  On the Closing Date, Section 6.02(g)(x) of the Target Disclosure Letter will be updated by Target to reflect the Rent Roll as of two (2) Business Days prior to the Closing Date.  Section 6.02(g)(x) of the Target Disclosure Letter sets forth a report listing all tenant delinquencies (the “Delinquency Report”) as of the date specified in the Target Disclosure Letter.  On the Closing Date, Section 6.02(g)(x) of the Target Disclosure Letter will be updated by Target to reflect the Delinquency Report as of two (2) Business Days prior to the Closing Date.  Except as noted in Section 6.02(g)(x) of the Target Disclosure Letter, to Target’s knowledge, there is no violation of any co-tenancy, exclusive or restriction listed in such Section 6.02(g)(x) of the Target Disclosure Letter.

(xi)           Except as set forth in the Target Disclosure Letter, Target has previously delivered or made available to Acquiror a true, complete and correct copy of all Target Properties Leases, tenancies or other agreements for all or any portion of the Target Properties listed on the Rent Roll, all amendments, modifications, assignments, subleases to which any member of the Target Group has consented and supplements thereto and all guarantees with respect thereto.

(xii)          Each of the Target Properties Leases is valid and subsisting and in full force and effect and has not been amended, modified or supplemented.  Except as noted in Section 6.02(g)(xii) of the Target Disclosure Letter, to the knowledge of Target, other than as set forth in the Target Properties Leases, no tenant under a Lease has the right to terminate such lease prior to the scheduled expiration thereof.  Except as set forth in Section 6.02(g)(xii) of the Target Disclosure Letter, none of the Target Group has received any written notice from any tenant under a Target Property Lease of more than 5,000 square feet of any intention to vacate.

(xiii)         Except as set forth in Section 6.02(g)(xiii) of the Target Disclosure Letter, no member of the Target Group has received written notice from any tenant under a Lease of any offset, defense or claim against rent payable by it or other performance of obligations due from it under its lease.

(xiv)        Except as set forth in Section 6.02(g)(xiv) of the Target Disclosure Letter, to Target’s knowledge and without independent investigation, no tenant under a Lease is currently in default under any monetary provision of its lease nor is any tenant under a Lease currently in material default under any non-monetary provision of its lease, and no such tenant is in arrears in the performance of any monetary obligation required of it under its lease.  Except as set forth in Section 6.02(g)(xiv) of the Target Disclosure Letter, Target, to Target’s knowledge and without independent investigation, is not aware of any facts or circumstances which with the passage of time and/or notice would constitute a default by any tenant under a Lease.

(xv)         Except as set forth in Section 6.02(g)(xv) of the Target Disclosure Letter, Target has received no written notice stating that any tenant leasing in excess of 5,000 square feet under a Lease is insolvent or that any such tenant is unable to perform any or all of its material obligations under its lease.

(xvi)        Except as set forth in Section 6.02(g)(xvi) of the Target Disclosure Letter, no tenant under any of the Target Properties Leases, or any guarantor, has asserted any claim of which the Target Group has received written notice which would materially affect the collection of rent from such tenant and the Target Group has not received written notice of any material default or breach on the part of the Target Group under any of the Target Properties Leases which has not been cured within the applicable cure period.

(xvii)       Section 6.02(g)(xvii) of the Target Disclosure Letter sets forth a list of all written commitments made by the Target Group to enter into leases of 5,000 square feet or more of any of the Target Properties or any portion thereof which has not yet been reduced to a written lease, including a description of the right of any third party broker to any outstanding brokerage or other commission incidental thereto and all other financial terms, all in reasonable detail.  Section 6.02(g)(xvii) of the Target Disclosure Letter also sets forth a complete list of all brokerage or other commissions owed in whole or part as of the date hereof by the Target Group relating to the Target Properties.  Target has provided true and correct copies of all such written commitments to Acquiror.

(xviii)      Except as set forth in Section 6.02(g)(xviii) of the Target Disclosure Letter and to the knowledge of Target, all Target Properties Leases are valid and effective in accordance with their respective terms, and there is not, under any of such Target Properties Leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such Target Properties Leases contain any provision which would preclude the Surviving Entity, a Target Subsidiary or a NPI Entity from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and current use by the Target Group.

(xix)         Section 6.02(g)(xix) of the Target Disclosure Letter sets forth a list of all of the letters of credit with respect to which Target has any liability,

classified as (A) those letters of credit for which Acquiror will substitute letters of credit and if such letters of credit are drawn upon, Target shall reimburse Acquiror the amount of such draw (the “Target Properties Escrow LCs”), (B) those letters of credit for which Acquiror will substitute letters of credit and assume all obligations thereunder (the “Target Properties LCs”) and (C) letters of credit relating to properties other than Target Properties (the “Non-Target Properties Letters of Credit”).

(xx)          Except as set forth in Section 6.02(g)(xx) of the Target Disclosure Letter, Target Group has not received any notices of threatened claims regarding the Target Properties.

(xxi)         A true and correct copy of the Acquisition Agreement has been supplied to Target and there have been no amendments thereof.  Miles & Stockbridge P.C. is the escrow agent under such Acquisition Agreement and is holding the $800,000 Sewer System Credit (as such term is defined therein) pursuant to Section 6.3 of such Acquisition Agreement and none of the Sewer System Credit has been spent.  Work in connection with the Sewer System (as such term is defined in the Acquisition Agreement) has been performed by Target or Target Subsidiaries and the cost of such work incurred since September 6, 2006 shall be determined prior to Closing.

(h)           Intellectual Property.  Except as would not have a Target Material Adverse Effect, (i) the conduct of business of the Target Group as currently conducted with respect to the Target Properties does not, to Target’s knowledge, infringe the Intellectual Property rights of any third parties and (ii) with respect to Intellectual Property owned by or licensed to the Target Group and material to the Target Properties, the Target Group has not received any notice that it does not have the right to use such Intellectual Property in the continued operation of its business as currently conducted.

(i)            Taxes.

(i)            There are no Liens for Taxes upon any assets of the Target Group, except for Permitted Liens.

(ii)           Each of the Target Group has timely filed with the appropriate taxing authority all Tax Returns required to be filed by it prior to the date hereof.  Each such Tax Return is complete and accurate in all material respects.  All Taxes have been properly reflected in the statements of operations of the Target Group, and have been paid prior to the imposition of any penalty.  None of the Target Group has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax.  Except as set forth in Section 6.02(i)(ii) of the Target Disclosure Letter, none of the Target Group is a party to any pending action or proceedings by any taxing authority for assessment or collection of any Tax, and no claim for assessment or collection of any Tax has been asserted against it.  Except as set forth in the Target Disclosure Letter, true and complete copies of all federal, state and local income or franchise Tax Returns filed by each member of the Target Group with respect to taxable years commencing on or after January 1, 2003 have been delivered to Acquiror.  No claim has been made in writing by a Governmental Authority in a jurisdiction where the Target Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of the Target Group, (A) claimed or raised by any taxing authority in writing or (B) as to which the Target Group has knowledge.  No issues have been raised in writing in any examination by any taxing authority with respect to the Target Group which, by application of similar principles, reasonably could be expected to result in a material deficiency or increase in Tax for any other period not so examined. Section 6.02(i)(ii) of the Target Disclosure Letter lists all federal and state income Tax Returns filed with respect to the Target Group for taxable periods commencing on or after January 1, 2003 that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit.

(iii)          Target and the Stockholders of Target as of April 1, 1998 made a valid election for Target to be treated as an “S corporation”, as that term is defined in Section 1361(a) of the Code, and such election will be in effect at the Closing Date.  There are no grounds for the revocation of any such election and no such election will be revoked retroactively or otherwise.  Target has been an S corporation from April 1, 1998 through the date hereof.  Neither Target nor any of the stockholders of Target has taken any action that would cause, or would result in, the termination of the S corporation status of the Target.

(iv)          Section 6.02(i)(iv) of the Target Disclosure Letter contains a copy of the Target’s election to be treated as an S corporation, which was timely filed with the IRS and has not been superseded by any subsequent filing.  The IRS has not sent any correspondence to Target questioning the Target’s status as an S corporation.

(v)           Target (A) shall be taxed as an S corporation through the Closing Date and has complied (and will comply) with all applicable provisions of the Code relating to an S corporation through the Closing Date, (B) has operated, and intends to continue to operate, in such a manner as to qualify as an S corporation from 1998 and through Closing, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as an S corporation during such time period, and, to the knowledge of Target, no such challenge is pending or threatened.

(vi)          Target, for all taxable years commencing as of April 1, 1998, was eligible to and did validly elect to be taxed as an S corporation for federal income tax purposes and at all times thereafter continued such election and continued to be so eligible to be taxed as an S corporation for federal income tax purposes.  The “built-in gain”, as of December 31, 2005, of the assets owned indirectly by Target as listed on Section 6.02(i)(vi) of the Target Disclosure Letter is true, accurate and complete.

(vii)         Target shall not revoke its election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code.  Target shall not take or allow any action that would result in the termination of its status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(viii)        Any disposition of the assets of Target and/or any of the Target Subsidiaries, other than those listed on Section 6.02(i)(viii) of the Target Disclosure Letter, will not be subject to the rules under Section 1374 of the Code.  As of Closing, Target shall have no earnings and profits accumulated in any “non-REIT year” within the meaning of Section 857(a)(2) of the Code.

(ix)           Target and each of the Target Subsidiaries have withheld and paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(x)            Target has not owned, directly or indirectly, an interest in any Subsidiary other than (A) a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, (B) an entity disregarded for federal income tax purposes or (C) an entity treated as a partnership for federal income tax purposes.

(xi)           Neither Target nor any of the Target Subsidiaries has made any election, or is required, to treat any asset of any Subsidiary as owned by another person for tax purposes (other than by reason of a Subsidiary being a “qualified S corporation subsidiary” or a “disregarded entity” for federal income tax purposes and any comparable provision of state, local or foreign law and except with respect to assets beneficially owned by a Subsidiary and record title to which is held by another entity).

(xii)          Neither Target nor any of the Target Subsidiaries has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.

(xiii)         Neither Target nor any of its Subsidiaries (A) is a party to or is otherwise subject to any Tax allocation or sharing agreement other than pursuant to the Target Properties Leases or matters appearing in the land records and (B) has any liability for the Taxes of another person under law, by contract or otherwise.

(xiv)        Neither Target nor any Target Subsidiary is a party to any so-called “tax increment financing” or similar agreement and none of the Target Properties are located within or subject to any tax increment financing or other special tax district.

(xv)         Target is not and has not been subject to passive income tax under Section 1375 of the Code.  Target and Target Subsidiaries have not had gross receipts for any three consecutive fiscal years subsequent to the taxable year ended December 31, 1998 of which more than twenty-five percent (25%) were “passive investment income” (as such term is defined in Section 1362(d)(3)(C) of the Code).

(xvi)        Except as set forth in Section 6.02(i)(xvi) of the Target Disclosure Letter, Target has not acquired assets from another corporation in which the Target’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(xvii)       As of the Effective Time, Target will have no earnings and profits for federal income tax purposes that were accumulated in any taxable year to which the provisions of Sections 856 through 859 of the Code did not apply with respect to Target or any Predecessor.  For purposes of this representation, “Predecessor” means any corporation the earnings and profits of which Target is required to take into account under Section 381(c) of the Code, by one or more successive applications of such Section.

(xviii)      The tax basis as of December 31, 2005 of the Merger Properties and the Retail Properties is shown in Section 6.02(i)(xviii) of the Target Disclosure Letter and is true, accurate and complete.

(xix)         Target agrees to timely file the federal and state income tax returns for Target and Target Subsidiaries for the final taxable year ending immediately prior to the Effective Time.  Target will timely make an election under Treasury Regulation Section 1.1368-1(f)(3) to distribute all of its “subchapter C” earnings and profits through a deemed dividend to the Target Stockholders with respect to the final taxable year of Target ending immediately prior to the Effective Time.

(j)           Environmental Matters.  Except as disclosed in Section 6.02(j) of the Target Disclosure Letter or in the environmental audits/reports listed thereon (all representations being made only to the knowledge of Target):

(i)            None of the Target Group has received written notice that any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by the Target Group to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or “release” (as defined in 42 U.S.C. § 9601(22) (“Release”)) by the Target Group of any Hazardous Material in violation of any applicable Environmental Law.

(ii)           Except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any Target Property, (B) there are no regulated levels of PCBs present on any Target Property, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any Target Property.

(iii)          None of Target, NPI or any Target Subsidiary has received written notice of a claim against any of them, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a

Hazardous Material into the environment in material violation of any applicable Environmental Law at any Target Property nor has any reason to believe such a claim is expected.

(iv)          None of the Target Group has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any Target Property or (B) any action taken or in process which could subject any Target Property to such Liens.  The Target Group currently does not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any Target Property which have not already been placed.

(v)           None of the Target Group has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against the Target Group related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including claims under CERCLA and the rules and regulations promulgated thereunder and, to the knowledge of Target, there is no reasonable basis for such claim.

(vi)          No Hazardous Materials have been or are threatened to be spilled, released, discharged or disposed of at any site presently or formerly owned, operated, leased or used by the Target Group, or, to the knowledge of Target, are present in the soil, sediment, water or groundwater at any such site.  No Target Property is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any applicable Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

(vii)         None of the Target Group has in its possession or control any environmental assessment or investigation reports prepared within the last five years that disclose a material environmental condition with respect to the Target Properties which has not been addressed or remediated (or is not in the process of being remediated) or been made the subject of an environmental insurance policy maintained by the Target Group.

(viii)        Except as set forth in Section 6.02(j)(viii) of the Target Disclosure Letter, Target has not entered into any agreements to provide indemnification to any third party purchaser since January 1, 2003, or to any lender with respect to existing loans, pursuant to Environmental Laws in relation to any property or facility previously owned or operated by the Target Group.

(ix)           The backup generator at 9930 Franklin Square Drive that exhibited oil spill characteristics was the result of an overfill, not a spill, and there is no subsurface impact.

(k)           Contracts.  Except for the Target Material Contracts, neither Target nor any Target Subsidiary is a party to or bound by any contract, other than (i) those contracts entered into in the ordinary course of business consistent with past practice that do not extend beyond the Closing Date or are terminable at the option of Target without penalty and (ii) public works agreements, utility, grading, storm water management and other development agreements or permits that are binding on Target or Target Subsidiaries as of the date hereof but which shall be assigned by Target or Target Subsidiaries prior to the Effective Time as a result of which neither Target nor any Target Subsidiary shall have any liability thereunder as of the Effective Time.  Copies of all of the Scheduled Contracts have been provided to Acquiror and are true and correct.  None of the Target Group has received any notice of a default that has not been cured under any of the Scheduled Contracts or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default has not had or could not reasonably be expected to have a Target Material Adverse Effect or such default would not prevent or delay consummation of the Transaction.

(i)            Each Target Material Contract is valid and binding on each Target Group party thereto, and none of the Target Group is in default under any Target Material Contract, except as would not (A) prevent or materially delay consummation of the Transaction, or (B) result in a Target Material Adverse Effect.

(l)           Insurance.  Section 6.02(l) of the Target Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Target Group, including the underwriter of such policies and the amount of coverage thereunder.  The Target Group has paid, or caused to be paid, all premiums due under such policies and has not received written notice that any such member is in default with respect to any obligations under such policies.  None of the Target Group has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 6.02(l) of the Target Disclosure Letter that is held by, or for the benefit of, any of the Target Group.  Except as set forth in Section 6.02(l) of the Target Disclosure Letter, in the past three (3) years there have been no claims made under or against the insurance policies listed thereon.  Effective upon the date hereof, Acquiror, Acquiror OP and the Surviving Entity shall be named as additional insureds, as their interests may appear, with respect to all of the insurance policies held by or for the benefit of the Target Group as they relate to the Target Properties.  Target will include all Target Subsidiaries as additional insureds under such policies.

(m)         Related Party Transactions.  Except as set forth in Section 6.02(m) of the Target Disclosure Letter and except for ordinary course advances to employees, set forth in Section 6.02(m) of the Target Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Target or any of the Target Subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate of Target or any of the Target Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

(n)         Brokers.  No broker, finder or investment banker (other than Wachovia Capital Markets, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Target, Target Subsidiaries or NPI.  At Closing, Target shall have delivered to Acquiror a release by Wachovia Capital Markets, LLC in the form attached hereto as Exhibit D releasing Acquiror, Acquiror OP and the Surviving Entity from any liability for any brokerage, finder’s or other fee or commission due to Wachovia Capital Markets, LLC relating to the Merger and except as set forth in the documents evidencing the Short Term Loan.

(o)           Labor and ERISA Matters.

(i)            None of the Target Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Target, threatened against the Target Group, except for any such proceeding which have not had or could not reasonably be expected to have a Target Material Adverse Effect. To the knowledge of Target, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Target Group.

(ii)           Target has never had any employees, has never maintained any employee benefit plans (including, without limitation employee benefit plans within the meaning of Section 3(3) of ERISA) except as disclosed on Section 6.02(o)(ii) of the Target Disclosure Letter, and, except as disclosed on Section 6.02(o)(ii) of the Target Disclosure Letter, as of the Effective Time shall not have any liabilities or contingent liabilities with respect to employee benefit plans maintained by any member of the Target Group or any ERISA Affiliate of Target.  The transactions contemplated by this Agreement will not result in any liability or obligation, contingent or otherwise as of the Effective Time, to Target, the Surviving Entity, nor any ERISA Affiliate of the Surviving Entity, with respect to employees or employee benefit plans of any member of the Target Group or any ERISA Affiliate of Target, except for any obligations assumed as set forth in Section 8.07.  Section 6.02(o)(ii) of the Target Disclosure Letter is a complete and accurate list of all employee benefit plans and deferred compensation plans (including, without limitation, employee benefit plans within the meaning of Section 3(3) of ERISA) in which employees of the Target Group whose employment involves services in connection with the Target Properties participate.  As of the date hereof, all persons owed any money under the section “Employee Benefit Plans of Target” set forth in Section 6.02(o)(ii) of the Target Disclosure Letter are listed in Section 6.02(o)(ii) of the Target Disclosure Letter under the section “List of Persons Owed Money Under Target Employee Benefit Plans.”  All obligations under the “Employee Benefit Plans of Target” set forth in Section 6.02(o)(ii) of the Target Disclosure Letter shall be fully paid and satisfied at or prior to Closing, other than the Dollenberg Retirement Obligations.  Except for any obligations assumed as set forth in Section 8.07 of this Agreement and except for the Dollenberg Retirement Obligations, Target shall have no liability under any of the “Employee Benefit Plans of NPI” set forth in Section 6.02(o)(ii) of the Target Disclosure Letter.  At the Effective Time, all employee benefit plans and deferred compensation plans applicable to Target or Target Subsidiaries shall be terminated, except for the Dollenberg Retirement Obligations.

(p)           Office Assumed Loans.  Copies of all documents evidencing and relating to the Office Assumed Loans (the “Office Assumed Loan Documents”) have been provided to Acquiror and are true and correct.  None of the Target Group has received any notice of a default that has not been cured under any of the Office Assumed Loan Documents or is in default respecting any payment obligations thereunder beyond any applicable grace periods.  None of the Target Group is aware of any default by Target under the Office Assumed Loan Documents that has not been previously disclosed to Acquiror and cured by Target.

(q)           Personal Property.  At Closing, Target shall own all of the personal property set forth in Section 6.02(q) of the Target Disclosure Letter free and clear of any liens and encumbrances.

(r)            No Undisclosed Liabilities; Indebtedness.  As of the Closing Date, the only liabilities of Target and Target Subsidiaries shall be the Assumed Loans, the Short Term Loan, and the liability, if any, under those Scheduled Contracts which have not been terminated or assigned to the Liquidating Trust or another party prior to the Effective Date.  There have been and are no defaults under the Office Assumed Loan Documents or the Short Term Loan Documents.  To Target’s knowledge, Columbia Equity Finance LLC, Rivers Center III Investors LLC and Woods Investors LLC have complied, since their inception, with all single purpose entity and bankruptcy remote requirements under the loan documents to which each is a party.  As of the Closing Date, the only liabilities of the Retail Entities for monies borrowed shall be the Existing Retail Indebtedness.  As of the Closing Date, the maximum aggregate amount due under the Existing Retail Indebtedness, the Short Term Loan and the Assumed Loans shall be $129,648,266 (which has been computed assuming Existing Retail Indebtedness of $29,146,398, Short Term Loan of $83,018,978 and Assumed Loans of $17,482,890).

(s)           No Other Representations or Warranties.

(i)            Except for the representations and warranties contained in Section 6.02 of this Agreement, Acquiror, Acquiror OP and Merger Subsidiary acknowledge that none of Target, NPI or nor any other Person or entity on behalf of Target or NPI has made, and none of Acquiror, Acquiror OP or Merger Subsidiary has relied upon, any representation or warranty, whether express or implied, with respect to Target, NPI or any of the Target Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Acquiror and Merger Subsidiary by or on behalf of Target or NPI.  None of Target, NPI or any other Person or entity will have, or be subject to, any liability or indemnification obligation to Acquiror, Acquiror OP, Merger Subsidiary or any other Person or entity resulting from the distribution in written or verbal communications to Acquiror or Merger Subsidiary or use by Acquiror, Acquiror OP or Merger Subsidiary of, any such information, including any information, documents, projections, forecasts or other material made available to Acquiror, Acquiror OP or Merger Subsidiary in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(ii)           In connection with any investigation by Acquiror, Acquiror OP and Merger Subsidiary of Target, the Target Subsidiaries and the Target Properties, Acquiror and Merger Subsidiary have received or may receive from Target and the Target Subsidiaries and/or other persons or entities on behalf of Target certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Acquiror, Acquiror OP and Merger Subsidiary acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Acquiror, Acquiror OP and Merger Subsidiary are familiar with such uncertainties, that Acquiror, Acquiror OP and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Acquiror. Acquiror OP and Merger Subsidiary shall have no claim against any Person or entity with respect thereto.  Accordingly, Acquiror, Acquiror OP and Merger Subsidiary acknowledge that none of Target, NPI or any other Person or entity on behalf of Target or NPI makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

6.03.        Representations and Warranties of Acquiror, Acquiror OP and Merger Subsidiary.

Acquiror, Acquiror OP and Merger Subsidiary hereby jointly and severally represent and warrant to Target as follows:

(a)           Organization.

(i)            Acquiror is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The Acquiror Declaration of Trust is in effect and no dissolution, revocation or forfeiture proceedings regarding Acquiror have been commenced.  Acquiror is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary.  Acquiror has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Acquiror to be conducted.

(ii)           Acquiror OP is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware.  The certificate of formation is in effect and no dissolution, revocation or forfeiture proceedings regarding Acquiror OP have been commenced.  Acquiror OP is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary.  Acquiror OP has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Acquiror OP to be conducted.

(iii)          Merger Subsidiary is a business trust duly formed, validly existing and in good standing under the Laws of the State of Maryland.  The certificate of trust of Merger Subsidiary is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Subsidiary have been commenced.  Merger Subsidiary is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary.  Merger Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Subsidiary to be conducted.

(b)           Authority Relative to this Agreement.

(i)            Each of Acquiror, Acquiror OP and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No other proceedings on the part of Acquiror, Acquiror OP or Merger Subsidiary, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by each of Acquiror, Acquiror OP and Merger Subsidiary and, assuming due authorization, execution and delivery hereof by Target, constitutes a valid, legal and binding agreement of each of Acquiror, Acquiror OP and Merger Subsidiary, enforceable against each of Acquiror, Acquiror OP and Merger Subsidiary in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.

(ii)           The board of trustees of Acquiror has duly and validly authorized the execution and delivery of this Agreement by Acquiror and by Acquiror OP and approved the consummation of the Transaction, and taken all actions required to be taken by Acquiror or Acquiror OP for the consummation of the Transaction.

(iii)          The board of trustees of Merger Subsidiary has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Transaction, and taken all actions required to be taken by Merger Subsidiary for the consummation of the Transaction.

(c)           Consents and Approvals; No Violations.

(i)            The execution and delivery of this Agreement by Acquiror or Merger Subsidiary does not, and the performance of Acquiror or Merger Subsidiary’s obligations hereunder will not, (A) conflict with or violate the Acquiror Declaration of Trust or Acquiror Bylaws, the certificate of formation or limited partnership agreement of Acquiror OP or the certificate of trust or declaration of trust of Merger Subsidiary, (B) assuming that all consents, approvals, authorizations and other actions described below in subsection (ii) have been obtained and all filings and obligations described below in subsection (ii) have been made, conflict with or violate any Law applicable to Acquiror, Acquiror OP or Merger Subsidiary or by which any of its properties or assets is bound or affected, or (C) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not (x) prevent or delay consummation of the Transaction or otherwise prevent it from performing its obligations under this Agreement or (y) have an Acquiror Material Adverse Effect.

(ii)           The execution and delivery of this Agreement by Acquiror or Merger Subsidiary does not, and the performance of Acquiror or Merger Subsidiary’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Transaction, or otherwise prevent Acquiror from performing its obligations under this Agreement or (y) have an Acquiror Material Adverse Effect.

(d)           Litigation.  There is no Action pending or, to Acquiror’s knowledge, threatened against Acquiror or any of the Acquiror Subsidiaries or any of its or their respective properties or assets that questions the validity of this Agreement or any action to be taken by Acquiror or Merger Subsidiary in connection with the consummation of the Merger.

(e)           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Acquiror in connection with the Merger based upon arrangements made by and on behalf of Acquiror or Merger Subsidiary or any of their Subsidiaries.

(f)            Ownership of Merger Subsidiary; No Prior Activities.  Merger Subsidiary is a direct wholly owned subsidiary of Acquiror.  Merger Subsidiary is a disregarded entity for federal income tax purposes.  Merger Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Subsidiary has no subsidiaries.

(g)           No Ownership of Target Common Stock.  Neither Acquiror nor any of the Acquiror Subsidiaries, including Merger Subsidiary, own any Target Common Stock or other securities of Target.

6.04.        Representations and Warranties of Acquiror and Acquiror OP.

Acquiror and Acquiror OP represent and warrant to Target as follows:

(a)           Capitalization.

(i)            As of the date of this Agreement, the authorized capital stock of Acquiror consists of 75,000,000 Acquiror Common Shares and 15,000,000 Acquiror Preferred Shares, consisting of (1) 42,375,505 outstanding Acquiror Common Shares, (2) 2,200,000 8.0% Series G Cumulative Redeemable Preferred Shares, all of which were issued and outstanding, (3) 2,000,000 7.5% Series H Cumulative Redeemable Preferred Shares, all of which were issued and outstanding and (4) 3,390,000 7.625% Series J Cumulative Redeemable Preferred Shares of which 3,390,000 were issued and outstanding.

(ii)           All outstanding Acquiror Common Shares and Acquiror Preferred Shares are, and the Common Share Consideration and the Preferred Share Consideration to be issued in connection with the Merger will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(iii)          Acquiror owns approximately 82.4% of the outstanding common units, 2,200,000 Series G Preferred Units, 2,000,000 Series H Preferred Units and 3,390,000 Series J Preferred Units issued by Acquiror OP, and 352,000 Series I Preferred Units issued by Acquiror OP are owned by a third party and have a liquidation preference of $25.00.

(iv)          The authorized capital shares of Merger Subsidiary consists of 1,000 Merger Subsidiary Common Shares.  All of the issued and outstanding capital shares of Merger Subsidiary are owned by Acquiror or Acquiror Subsidiaries. Merger Subsidiary does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Subsidiary to issue, transfer or sell any Merger Subsidiary Common Shares to any Person, other than Acquiror Subsidiaries.

(v)           Except as provided herein, there are no outstanding restricted Acquiror Common Shares, performance share awards, stock options, stock appreciation rights or dividend equivalent rights relating to Acquiror Common Shares.

(vi)          There is no voting debt of Acquiror or any Acquiror Subsidiary outstanding.

(vii)         All dividends or distributions on securities of Acquiror that have been declared or authorized prior to the date of this Agreement have been paid in full.

(b)           SEC Documents; Financial Statements.

(i)            Acquiror has filed with or furnished to the SEC, and has heretofore made available to Target (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by Acquiror since January 1, 2006 (the “Applicable Date”) and prior to the date hereof (collectively, the “Acquiror SEC Documents”).  As of its respective date, each Acquiror SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Document.  Except to the extent that information contained in any Acquiror SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later Acquiror SEC Document, none of the Acquiror SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           The consolidated financial statements of Acquiror included in the Acquiror SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(c)           No Undisclosed Liabilities.  Subsequent to the respective dates as of which information is given in Acquiror SEC Documents, except as described in Acquiror SEC Documents, Acquiror and Acquiror Subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction, in each case not in the ordinary course of business, that could result in an Acquiror Material Adverse Effect.

(d)           Absence of Certain Changes or Events.  Subsequent to the respective dates as of which information is given in Acquiror SEC Documents, (i) neither Acquiror nor any of Acquiror Subsidiaries has sustained any material casualty loss, condemnations or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding that could result in an Acquiror Material Adverse Effect and (ii) there has not been any development or event that could be reasonably likely to result in an Acquiror Material Adverse Effect, except in each case as described in or contemplated by Acquiror SEC Documents.

(e)           Compliance with Laws.  To Acquiror’s knowledge, Acquiror and Acquiror Subsidiaries possess adequate certificates, authorities, consents, authorizations or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, have complied, in all material respects, with the laws, regulations and orders known by them to be applicable to them or their respective businesses and properties, the absence of which or the failure to comply with could result in an Acquiror Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, consents, authorizations or permit that, if determined adversely to Acquiror or any of Acquiror Subsidiaries, would individually or in the aggregate have an Acquiror Material Adverse Effect.

(f)            Environmental Matters.

(i)            Except for activities, conditions, circumstances or matters that would not have an Acquiror Material Adverse Effect, (A) to the knowledge of Acquiror, neither Acquiror nor any of Acquiror Subsidiaries has violated any Environmental Laws (and Acquiror and Acquiror Subsidiaries are in compliance with all requirements of applicable permits, licenses, approvals or other authorizations issued pursuant to Environmental Laws); (B) to the knowledge of Acquiror, none of Acquiror or Acquiror Subsidiaries has caused or suffered to occur any Release (as hereinafter defined) of any Hazardous Materials into the Environment (as hereinafter defined) on, in, under or from any property owned by Acquiror or Acquiror Subsidiaries that would reasonably be expected to result in the incurrence of liabilities under, or any violations of, any Environmental Law or give rise to the imposition of any Lien, under any Environmental Law;

As used herein, “Environment” shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and indoor and outdoor air and “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Materials into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing and containing a residue of any Hazardous Materials.

(ii)           To the knowledge of Acquiror, none of the environmental consultants which prepared environmental and asbestos inspection reports with respect to any of the properties was employed for such purpose on a contingent basis or has any substantial interest in Acquiror or any of Acquiror Subsidiaries, and none of them nor any of their directors, officers or employees is connected with Acquiror or any of Acquiror Subsidiaries as a promoter, selling agent, voting trustee, director, officer or employee.

(g)           Litigation.  Except as disclosed in Acquiror SEC Documents, there are no pending actions, suits or proceedings against or, to the knowledge of Acquiror, affecting Acquiror, any of Acquiror Subsidiaries or any of their respective properties or any of their respective officers or trustees that, if determined adversely to Acquiror or any of Acquiror Subsidiaries or any of their respective officers or trustees, would individually or in the aggregate have an Acquiror Material Adverse Effect; and, to the knowledge of Acquiror, no such actions, suits or proceedings are threatened or contemplated, in each case, before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, having jurisdiction over Acquiror, any of Acquiror Subsidiaries or assets which would individually or in the aggregate have an Acquiror Material Adverse Effect.

(h)           Investment Company Act of 1940.  Acquiror is not and, after giving effect to the Transaction, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(i)            Taxes.

(i)            Acquiror and each of Acquiror Subsidiaries has filed all foreign, federal, state and local income tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have an Acquiror Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as described in or contemplated by Acquiror SEC Documents or which would not result in an Acquiror Material Adverse Effect.

(ii)           Commencing with Acquiror’s taxable year ended December 31, 1992, Acquiror was organized and has operated in conformity with the requirements for qualification and taxation as a REIT.  All statements in Acquiror SEC Documents regarding Acquiror’s qualification as a REIT are true, complete and correct in all material respects.

(j)            No Conflict or Violation.  To the knowledge of Acquiror, neither Acquiror nor any of Acquiror Subsidiaries is in breach or violation of its respective declaration of trust, charter, bylaws, partnership agreement or other organizational document, as the case may be, or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, bond, debenture, note agreement, joint venture or partnership agreement, lease or other agreement or instrument that is material to Acquiror and Acquiror Subsidiaries, taken as a whole, and to which Acquiror or any of Acquiror Subsidiaries is a party or by which Acquiror or any of Acquiror Subsidiaries or their respective property is bound (and there is no event which, whether with or without the giving of notice, or passage of time or both, would constitute a default under any of foregoing), where such breach, violation or default would have an Acquiror Material Adverse Effect.

(k)           Vote Required.  No vote of the holders of any class or series of Acquiror’s capital stock is required to approve this Agreement, the Merger or any of the transactions contemplated hereby.

(l)            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article VI, Target acknowledges that none of Acquiror, Acquiror OP nor any other Person or entity on behalf of Acquiror or Acquiror OP has made, nor has Target relied upon, any representation or warranty, whether express or implied, with respect to Acquiror or any of the Acquiror Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Target by or on behalf of Acquiror or Acquiror OP.  Target acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Target is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  None of Acquiror, Acquiror OP nor any other Person or entity will have, or be subject to, any liability or indemnification obligation to Target or any other Person or entity resulting from the distribution in written or verbal communications to Target or use by Target of, any such information, including any information, documents, estimates, projections, forecasts, plans, prospects, forward looking statements or other material made available to Target in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement, except to the extent any such information is deemed to be “made available” to the Company by Acquiror for purposes of this Article VI.

ARTICLE VII.
COVENANTS

7.01.        Stockholders’ Meeting.

Target shall, in accordance with applicable Law and Target Charter and Target Bylaws, (a) duly call, give notice of, convene and hold the Target Stockholders Meeting as promptly as reasonably practicable after the date of this Agreement, but in no event later than February 14, 2007, and (b) except as is reasonably likely to be required by the Target Board’s duties under applicable Law, (i) include in the Proxy Statement the recommendation of the Target Board that Target’s Stockholders approve the Merger and (ii) use its reasonable efforts to obtain Target Stockholder Approval.

7.02.        Registration Statement.

Prior to the Effective Time, Acquiror and the Target Stockholders shall enter into the Registration Rights Agreement.  The parties hereto shall cooperate with each other in the preparation of the Registration Statement, and Acquiror shall notify Target of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Target copies of all correspondence between Acquiror or any representative of Acquiror and the SEC.  Acquiror shall give Target and its counsel the opportunity to review the Registration Statement prior to its being filed with the SEC and shall give Target and its counsel the opportunity to review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Target shall use its commercially reasonable efforts to obtain the completed accredited investor questionnaires from the Target Stockholders prior to the Closing Date.  Target agrees to furnish a copy of the offering circular or other such offering document prepared by Acquiror to the Target Stockholders, the distribution of which shall be at Target’s expense, at the time Target distributes notice of the Target Stockholders Meeting to the Target Stockholders.

7.03.        Access to Information; Confidentiality.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Target shall, and shall cause each of the Target Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Target shall, and shall cause the Target Subsidiaries to, make available to Acquiror information concerning the Target Properties and Target personnel as Acquiror may reasonably request.  Neither Target nor any of the Target Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of Target’s customers, jeopardize attorney-client privilege or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Acquiror shall, and cause its representatives to, take all reasonable efforts to prevent such access and inspection from interfering with the business operations of Target and the Target Subsidiaries.

(b)           All information obtained by Acquiror pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated June 7, 2006 (the “Confidentiality Agreement”), between Acquiror and Target.

(c)           After the Effective Time, Acquiror shall afford to the officers, employees, accountants, counsel and other representatives of the Liquidating Trust access during normal business hours to the books and records of the Target Properties as may reasonably be requested.

7.04.        No-Shop Clause.

(a)           From and after the date of the execution and delivery of this Agreement by Target until the termination of this Agreement or the consummation of the Transaction, the Target Group will not, without the prior written consent of Acquiror or except as otherwise permitted by this Agreement directly or indirectly: (i) sell, assign, lease, pledge or otherwise transfer or dispose of, directly or indirectly, all or any portion of the Target Properties or Target Properties Leases, or any material portion or amount of equity securities of Target, whether through merger, consolidation, business combination, asset sale, share exchange or otherwise (and including in connection with an offer for all or a material portion of Target’s stock or assets) (each of such actions being an “Acquisition Proposal”); (ii) solicit offers for, offer up or seek any Acquisition Proposal; (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any Acquisition Proposal; or (iv) enter into any agreement or discussions with any party (other than Acquiror) with respect to any Acquisition Proposal.

(b)           Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 7.04(a) by any of the Target Group’s employees, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”), shall be a breach of Section 7.04(a) by Target.  Upon execution of this Agreement, Target has caused the Target Group and its Representatives to, cease immediately and caused to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal.

(c)           Target shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Acquiror of any inquiry received by the Target Group relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Acquiror a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Acquiror fully informed on a prompt basis with respect to any developments with respect to the foregoing.

(d)           Notwithstanding the provisions of Section 7.04(a), prior to the receipt of the approval of the transactions contemplated by this Agreement by Target’s Stockholders, Target may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person (the “Potential Acquiror”) which the Target Board determines in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Acquiror during any five (5) Business Day period referenced below), take the following actions (but only if and to the extent that the Target Board concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would constitute a breach of its fiduciary obligations under applicable Law); provided that, Target has first given Acquiror written notice that states that Target has received such Superior Proposal and otherwise includes the information required by Section 7.04(c) (the “Superior Proposal Notice”) and five (5) Business Days have passed since the receipt of the Superior Proposal Notice by Acquiror:

(i)            furnish nonpublic information to the Potential Acquiror, provided that (A) (1) concurrently with furnishing any such nonpublic information to the Potential Acquiror, Target gives Acquiror written notice of its intention to furnish nonpublic information and (2) Target receives from the Potential Acquiror an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the Potential Acquiror on its behalf, the terms of which are at least as restrictive as to the Potential Acquiror as the terms contained in the Confidentiality Agreement are as to Acquiror, and containing customary standstill provisions and (B) contemporaneously with furnishing any such nonpublic information to the Potential Acquiror, Target furnishes such nonpublic information to Acquiror; and

(ii)           engage in negotiations with the Potential Acquiror with respect to the Superior Proposal, provided that concurrently with entering into negotiations with the Potential Acquiror, it gives Acquiror written notice of its intention to enter into negotiations with the Potential Acquiror.

(e)           For a period of not less than five (5) Business Days after Acquiror’s receipt of each Superior Proposal Notice, Target shall, if requested by Acquiror, negotiate in good faith with Acquiror to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”).  The terms and conditions of this Section 7.04 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

(f)            In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after Target’s compliance with Sections 7.04(b)—(e), the Target Board may withhold or withdraw its recommendation that the Target Stockholders vote in favor of the approval of the Transaction and, in the case of a Superior Proposal that is a tender or exchange offer made directly to the stockholders of Target, may recommend that the Target Stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Target Board or a committee thereof, a “Change in Recommendation”), if both of the following conditions are met:

(i)            the Target Stockholder Meeting has not occurred; and

(ii)           the Target Board has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Target Board to effect a Change in Recommendation would result in a breach of its fiduciary obligations to the Target Stockholders under applicable Law.

(g)           Notwithstanding anything to the contrary contained in this Agreement, the obligation of Target to call, give notice of, convene and hold the Target Stockholder Meeting and to hold a vote of the Target Stockholders on this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change in Recommendation.

7.05.        Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, without limitation, using its reasonable best efforts to obtain all Applicable Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Target and the Target Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Closing.  In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use all reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b)           The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties; provided, however, Acquiror may make any Exchange Act filings with the SEC with prior notice to Target to the extent possible (but without approval rights).  Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Merger.  To the extent practicable, and as permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in Person) with such Governmental Authority.

(c)           Each of the parties hereto agrees to cooperate and use its reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

7.06.        Public Announcements.

Acquiror and Target agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by Law or the rules or regulations of the NYSE in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, if such other party fails to respond or comment on such release or announcement within two (2) Business Days of receipt of a draft of such release or announcement, the release or announcement shall be deemed approved.

7.07.        Escrow and Indemnification.

(a)           Escrow Fund.  Within five (5) Business Days after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with the Share Escrow Agent, such deposit to constitute the escrow fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the Share Escrow Agreement.  The Escrow Fund shall consist of the Escrow Shares and shall be available to compensate Acquiror for Damages pursuant to the indemnification obligations of Target set forth in Section 7.07(b).

(b)           Indemnification.

(i)            Subject to the limitations set forth in this Section 7.07, the Target Stockholders will indemnify and hold harmless Acquiror, Acquiror OP and Merger Subsidiary and their respective officers, directors, agents and employees, and each Affiliate thereof (hereinafter referred to individually as an “Indemnified Person” and, collectively, as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, taxes and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, “Damages”) arising out of (A) any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Target Group in this Agreement, the Target Disclosure Letter or any exhibit, schedule or certificate to, or delivered in connection with, this Agreement, (B) any of the matters described in Sections 6.02(f) and 6.02(g)(xx) of the Target

Disclosure Letter, (C) payment obligations under NPI’s or Target’s deferred compensation plan, pension plan, severance obligations and retirement obligations including, but not limited to, the Dollenberg Retirement Obligations, (D) any misrepresentation or breach by NPI under the Exchange Agreement, (E) any continuing liability in connection with the loans as more particularly described in Section 6.02(j)(viii) and Section 6.02(k) of the Target Disclosure Letter but excluding any continuing liability in connection with the Office Assumed Loans and (F) guarantees signed by Target with respect to loans relating to the Retail Properties (the “Retail Loan Guarantees”).  The Escrow Fund shall be the security for this indemnity obligation subject to the limitations in this Agreement.

(ii)           Acquiror and Target each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares of Merger Consideration that Acquiror would have agreed to issue in connection with the Merger.  Following the Effective Time, the right to obtain indemnification from the Escrow Fund, pursuant to the indemnification provisions of this Section 7.07 and the Share Escrow Agreement shall be Acquiror’s exclusive remedy for any breach by Target hereof or Damages described in Section 7.07(b)(i); provided, however, that the foregoing shall not limit liability of any Person or entity in the case of fraud or any intentional misrepresentation by such Person or entity.

(iii)          Acquiror may not receive any Escrow Shares from the Escrow Fund unless and until the Claims Notice specifying an aggregate amount of Damages incurred by Acquiror in excess of Five Hundred Thousand Dollars ($500,000) (the “Indemnity Threshold”) have been delivered to the Share Escrow Agent as provided in Section 7.07(d) and such amount is determined pursuant to this Section 7.07 to be payable, after which Acquiror shall receive Escrow Shares for the amount of any Damages in excess of the Indemnity Threshold.  In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Target shall be disregarded.

(iv)          The Indemnity Threshold shall not apply to any Claims Notice (A) regarding the payment of any Transfer Taxes, (B) arising out of matters described in Sections 6.02(f) and 6.02(g)(xx) of the Target Disclosure Letter whereby Acquiror sustains actual Damages not reimbursed by insurance, (C) relating to payment obligations under NPI’s or Target’s deferred compensation plan, pension plan, severance obligations and retirement obligations including, but not limited to, the Dollenberg Retirement Obligations, (D) any misrepresentation or breach by NPI under the Exchange Agreement, (E) arising out of any continuing liability in connection with the loans as more particularly described in Section 6.02(j)(viii) and Section 6.02(k) of the Target Disclosure Letter but excluding any continuing liability in connection with the Office Assumed Loans or (F) regarding the Retail Loan Guarantees.

(c)           Escrow Period.  The escrow period (the “Escrow Period”) shall terminate at 11:59 p.m. Eastern Standard Time on the thirty-six (36) month anniversary of the Closing Date; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unpaid fees due to the Share Escrow Agent and any unsatisfied claims specified in any Claims Notice theretofore delivered to the Share Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved and such fees have been paid.  Promptly after the Effective

Time, Acquiror shall deliver to the Share Escrow Agent a certificate specifying the Closing Date.

(d)           Claims Upon Escrow Fund.

(i)            Upon receipt by the Share Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (a “Claims Notice”):

(A)          stating that Damages exist in an aggregate amount greater than the Indemnity Threshold; and

(B)           specifying in reasonable detail the individual items included in the amount of Damages in such claim, the date each such item was paid, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Share Escrow Agent shall set aside Escrow Shares having a value equal to the amount of Damages in excess of the Indemnity Threshold.

(ii)           Upon the earliest of:  (A) receipt of written authorization from the Stockholders’ Agent or from the Stockholders’ Agent jointly with Acquiror to make such delivery, (B) receipt of written notice of a final decision in arbitration of the claim, or (C) in the event the claim set forth in the Claims Notice is uncontested by the Stockholders’ Agent as of the close of business on the next Business Day following the fifteenth (15th) day following receipt by the Share Escrow Agent of the Claims Notice; on the next Business Day, the Share Escrow Agent shall deliver the Escrow Shares or the portion of Escrow Shares set aside pursuant to Section 7.07(d)(i) to Acquiror.

(iii)          For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Escrow Shares in the Escrow Fund shall be valued at the last reported sale price of an Acquiror Common Share on the NYSE on the Business Day prior to the date such claim is paid.

(e)           Objections to Claims.  At the time of delivery of any Claims Notice to the Share Escrow Agent, a duplicate copy of such Claims Notice shall be delivered to the Stockholders’ Agent and for a period of fifteen (15) days after such delivery to the Share Escrow Agent of such Claims Notice, the Share Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 7.07 unless and until the Share Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery.  After the expiration of such fifteen (15) day period, the Share Escrow Agent shall make delivery of the Escrow Shares in accordance with Section 7.07, provided, that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Claims Notice, and such statement shall have been delivered to the Share Escrow Agent and to Acquiror prior to the expiration of such fifteen (15) day period.

(f)            Resolution of Conflicts; Arbitration.

(i)            In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Claims Notice, Acquiror shall have fifteen (15) days after receipt by the Share Escrow Agent of an objection by the Stockholders’ Agent to respond in a written statement to the objection of the Stockholders’ Agent.  If after such fifteen (15) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Share Escrow Agent.  The Share Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms thereof.

(ii)           If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders’ Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any claim in such Claims Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 7.07, the Share Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

(iii)          Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Howard County, Maryland under the commercial rules then in effect of the American Arbitration Association and applying the laws of the State of Maryland.  Acquiror, on the one hand, and Target Stockholders, on the other hand, shall each bear its/their own expenses (including attorneys’ fees and expenses) incurred in connection with any such arbitration.  In the event the arbitrator or arbitrators find in favor of Acquiror as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Acquiror will be charged against the Escrow Fund in addition to the amount of the disputed claim.  Similarly, in the event the arbitrator or arbitrators find in favor of Target as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Target will be paid by Acquiror.  The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Acquiror, on the one hand, and Target Stockholders, out of the Escrow Fund, on the other hand).

(g)           Stockholders’ Agent

(i)            The Liquidating Trust shall be constituted and appointed as the Stockholders’ Agent for and on behalf of the Target Stockholders to execute and deliver the Share Escrow Agreement and for all other purposes thereunder, to give and receive notices and communications, to authorize delivery of Escrow Shares from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to all of Target Stockholders and to Acquiror.  No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of Target Stockholders.

(ii)           The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  Target Stockholders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(h)           Actions of the Stockholders’ Agent.  A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all of Target Stockholders and shall be final, binding and conclusive upon each and every Target Stockholder, and the Share Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Target Stockholder.  The Share Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

(i)            Third-Party Claims.  In the event that Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and Target Stockholders shall be entitled, at their expense, to participate in any defense of such claim.  Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld.  In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 7.07(e) or any other provision of this Section 7.07 to any claim by Acquiror against the Escrow Fund for indemnity in the amount of such settlement.

(j)            The provisions of this Section 7.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

(k)           Additional Escrow Shares. The Additional Escrow Shares shall be held by the Share Escrow Agent pursuant to the terms of the Additional Share Escrow Agreement.

7.08.        Intentionally Deleted.

7.09.        Transfer Taxes.

Acquiror shall be liable for all Transfer Taxes (including any such taxes imposed post-Closing) applicable to any transfers relating to the properties set forth in Section 7.09(a) of the Target Disclosure Letter.  Target and Acquiror shall each be liable for one-half of all Transfer Taxes (including any such taxes imposed post-Closing) applicable to any transfers relating to the properties set forth in Section 7.09(b) of the Target Disclosure Letter.  Target shall be liable for all Transfer Taxes (including any such taxes imposed post-Closing) applicable to any transfers relating to the properties set forth in Section 7.09(c) of the Target Disclosure Letter.  Target and Acquiror shall each be liable for one-half of all Transfer Taxes (including any such taxes imposed post-Closing) applicable to any transfers effectuated pursuant to the transactions contemplated in the PSA.  Notwithstanding the foregoing, in no event shall liability under this Section 7.09 extend to any transfers taking place after the Effective Time.

7.10.        Additional Acknowledgement #2.  Upon the closing of the Retail Transaction, the Liquidating Trust shall deliver to the Surviving Entity a copy of the Additional Acknowledgement #2 by P. Douglas Dollenberg in the form attached hereto as Exhibit P.

7.11.        Lender’s Approval.

(a)           The current loan documents evidencing the Office Assumed Loans are listed in Section 7.11 of the Target Disclosure Letter (the “Loan Documents”).

(b)           Target and Acquiror, with due diligence and in good faith, shall cooperate to attempt to obtain for the benefit of Acquiror, Acquiror OP and Merger Subsidiary legally binding letters or agreements, effective through the Closing Date, from the lenders who hold Office Assumed Loans and, if required, any nationally recognized rating agencies (if any) required by such lenders (the “Rating Agencies”), approving the transactions contemplated by this Agreement, to the extent applicable to the Office Assumed Loans, setting forth the amount of principal and interest outstanding as of the Closing Date, stating that there has not been, and there does not currently exist, any default under any of the Loan Documents and thereafter with due diligence and in good faith shall cooperate to consummate the closing of the Office Assumed Loans (each, a

“Lender’s Approval”).  All documentation to be signed by Target Group, Acquiror or Acquiror OP in connection with any Lender’s Approval shall be subject to Acquiror’s prior written consent, not to be unreasonably withheld.  Target shall pay (i) any assumption fee under the Loan Documents, (ii) the consent fee charged by the servicer and lenders, (iii) the legal fees of the servicer and lenders in connection with Lender’s Approval, (iv) any and all other fees and costs of the servicer, the lenders, and the Rating Agencies relating to Lender’s Approval including all structural, environmental, inspection, administrative, flood determination, insurance review and credit review fees of the servicer, the lenders, and the Rating Agencies relating to Lender’s Approval or otherwise relating to the Office Assumed Loans (the “Assumption Fees”).  On the Closing Date if the Transaction is consummated, Acquiror shall reimburse Target for the Assumption Fees.

(c)           Acquiror shall use its commercially reasonable efforts to obtain a release of NPI and Nottingham Investment Company from guarantees and/or indemnities for obligations accruing under the Office Assumed Loans from and after the date of assumption of the Office Assumed Loans.

7.12.        Termination of Management Agreements.

Prior to the Effective Time, Target shall terminate those property management agreements listed in Section 7.12 of the Target Disclosure Letter.

7.13.        Short Term Loan.

No later than one (1) Business Day prior to the Closing Date, Target shall obtain the Short Term Loan and will sign the Short Term Loan Documents as may be reasonably requested by Wachovia Bank, N.A. or Acquiror.  The Short Term Loan Documents shall be subject to Acquiror’s prior written approval, which may be withheld in its reasonable discretion.  The proceeds of the Short Term Loan will be used to repay in full the Existing Office Indebtedness and certain other obligations of Target.  All liens securing the Existing Office Indebtedness shall be released at the time of the closing of the Short Term Loan.  The Short Term Loan may be secured by a lien on the ownership interests of Target or Target Subsidiaries, provided that such lien is released upon the guaranty by Acquiror OP of the Short Term Loan.

7.14.        Tenant Improvements.

Target shall use commercially reasonable efforts to complete all tenant improvement work with respect to the Pre-LOI Leases required to be performed at the commencement of the lease term (the “Pre-LOI TI Work”) prior to the Effective Time.  If such work shall not be completed prior to the Effective Time, Target will enter into contracts with third parties, subject to Acquiror’s prior written approval, to complete such work.  Target will enter into contracts with third parties, subject to Acquiror’s prior written approval, for all tenant improvements with respect to Target Properties Leases which are not Pre-LOI Leases.

7.15.        Sewer System Escrow.

Upon the completion of all work to the Sewer System (as defined in the Acquisition Agreement), in the event any unspent funds remain in the escrow under such Acquisition Agreement (which agreement calls for the such remaining funds to be equally split between Honeygo Run Reclamation Center, Inc. and Target), Acquiror shall transmit all of the funds it receives from such escrow to the Liquidating Trust promptly upon receipt of such funds.  Except as set forth in Section 8.04(viii) hereof, Acquiror shall not be responsible for the reimbursement to Target, any Target Subsidiary or the Liquidating Trust of any money spent as of the Closing Date on the Sewer System.

ARTICLE VIII.
ADDITIONAL AGREEMENTS

8.01.        Inspection of the Target Properties.

(a)           Right of Inspection.  Acquiror shall have the right, at its own risk, cost and expense, at any time prior to Closing during normal business hours (i.e. Monday through Friday from 9:00 a.m. to 5:00 p.m. - federal holidays excepted) upon not less than forty-eight (48) hours prior notice to Target, and subject to the approval of the tenants under the Target Properties Leases with respect to any entry into the leased premises, to enter, or cause its agents or representatives to enter, upon any of the Target Properties for the purpose of making surveys, tests, test borings, inspections, investigations and architectural, structural, economic, environmental and other studies of any of the Target Properties as Acquiror may deem desirable.  Target agrees that it shall reasonably cooperate with Acquiror in connection with any other information regarding the Target Properties reasonably requested by Acquiror and will provide or make available such information during the Inspection Period and at all periods thereafter through the Closing to the extent in Target’s possession.  Acquiror shall, at Acquiror’s sole cost and expense, promptly and fully restore any damage or destruction to any of the Target Properties occurring as a result of any act or omission of Acquiror by reason of such tests, studies or investigations.  Acquiror shall indemnify, defend and hold Target harmless from and against all loss, cost, damage or claim (including attorneys’ fees reasonably incurred, court costs and costs of investigation) arising out of or resulting from Acquiror’s exercise of the right and privilege granted to Acquiror contained in this Section 8.01, and the undertakings contained in this Section 8.01 shall survive Closing or prior termination of this Agreement.

(b)           Inspection Period.  Acquiror shall have the period commencing on the date hereof and ending at 5:00 p.m. Eastern Time on December 21, 2006 (the “Inspection Period”) to inspect the Target Properties and to conduct such tests and investigations as it deems advisable in order to determine that the Target Properties can be used for Acquiror’s intended use.  If, during the Inspection Period, Acquiror is not reasonably satisfied with its findings thereof or for any other reason whatsoever, Acquiror shall notify Target in writing (prior to the expiration of the Inspection Period) in which event:

(i)            the Deposit shall be returned to Acquiror; and

(ii)           this Agreement shall be terminated in accordance with the provisions of Article X hereof.

It is expressly recognized and agreed by the parties that following expiration of the Inspection Period, Acquiror shall be deemed to have waived its termination right under this Section 8.01.  If this Agreement is terminated by Target pursuant to Section 10.01(d)(i), the Cash Escrow Agent shall pay the Deposit to Target as Target’s final liquidated damages (it being understood that Target’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damages).  Conversely, if this Agreement is terminated for any other reason whatsoever, the Deposit shall be promptly paid by the Cash Escrow Agent to Acquiror.

8.02.        Prepayment of Indebtedness.

After obtaining Acquiror’s prior written consent, Target shall prepay the Existing Office Indebtedness listed in Section 8.02 of the Target Disclosure Letter prior to Closing, using a portion of the proceeds of the Short Term Loan, which Existing Office Indebtedness is secured by the properties listed in Section 8.02 of the Target Disclosure Letter, and in connection therewith shall pay all accrued interest, prepayment penalties and other charges related thereto or in connection therewith.

8.03.        Acquisition of Joint Venture Interests; Disposal of Properties.

Prior to or concurrently with the Closing, Target shall have taken all actions necessary to (i) acquire the outstanding equity interests in the Target Joint Ventures not owned by Target and (ii) dispose of the real estate properties and related entities owned by Target which hold assets other than the Target Properties or the Retail Properties.

8.04.        Prorations and Adjustments.

This Section 8.04 applies to the Merger Closing Properties.  At Closing, accounts payable, rents (to the extent prepaid), all real and personal property taxes, water rents, sewer charges, electric and other utility charges, fuel if any, operating expenses, wages, any special assessments, if any, and other similar charges affecting the Merger Closing Properties and all utility charges, if any, shall be adjusted and prorated as of midnight of the day prior to the Closing Date (the “Closing Adjustment Time”).  All other charges or fees customarily prorated and adjusted in similar transactions shall be adjusted as of the Closing Adjustment Time.  All rent (other than prepaid rent) received from the tenants of the Merger Closing Properties shall be adjusted (prorated) as of the Closing Adjustment Time and paid in accordance with the following provisions, together with the following adjustments:

(i)            Following receipt of the monthly installment of basic rent under any of the Merger Closing Properties Leases attributable to the month in which the

Closing occurs, such installment shall be adjusted as of the Closing Adjustment Time, with the Target Stockholders being entitled to the portion thereof attributable to the period of the month immediately preceding the Closing Date and Acquiror entitled to the balance of such monthly installment.  Acquiror shall use commercially reasonable efforts to seek to collect unpaid rents and other amounts attributable to the period prior to the Closing Adjustment Time.

(ii)           Acquiror shall be entitled to all basic rent and other sums due under any of the Merger Closing Properties Leases as of the Closing Adjustment Time with the exception of (a) common area maintenance (CAM) and real estate tax reimbursements attributable to periods prior to the Closing Adjustment Time; (b) the basic rent for the Closing month to which an Acquiror is entitled under (i) above, and (c) rental arrearages for periods preceding the Closing Adjustment Time, and (d) rents received from tenants prior to the Closing Adjustment Time which relate to periods prior to the Closing Adjustment Time.  Annual CAM and tax reimbursements, which are payable by the tenant on an annual basis after the conclusion of each calendar year, will be adjusted as of the Closing Adjustment Time, with the Target Stockholders being entitled to the portion thereof attributable to the period of the year immediately preceding the Closing Adjustment Time and the Acquiror being entitled to the balance of such payment.  Additionally, any tenant payments for special services which were specifically billed by Target or one of its Affiliates prior to the Closing Adjustment Time shall be owed to the Target Stockholders.  All CAM payments from tenants received by Target or Target Subsidiaries which relate to periods after the Closing Adjustment Time shall be credited to Acquiror at Closing.

(iii)          All security deposits under the Merger Closing Properties Leases (excluding letters of credit posted as security deposits as listed in Section 8.04(iii) of the Target Disclosure Letter) and rents received by Target and Target Subsidiaries which relate to periods after the Closing Adjustment Time shall be credited to Acquiror at Closing.  Letters of credit posted as security deposits as listed in Section 8.04(iii) of the Target Disclosure Letter shall be assigned to Acquiror at Closing.

(iv)          All Leasing Commissions and tenant improvements with respect to the Target Properties Leases signed after September 6, 2006 shall be assumed by Acquiror.  All Pre-LOI Leasing Commissions and Pre-LOI TI Work shall be the obligation of the Target.  Any such unpaid amounts with regard to the Pre-LOI Leases as of the Closing Date, together with the estimated cost to complete the Pre-LOI TI Work after the Closing, shall be credited to Acquiror at Closing.  To the extent Target has paid the Leasing Commissions and tenant improvements for leases signed after September 6, 2006, Target Stockholders shall receive a credit at Closing.

(v)           Acquiror will be credited at Closing for an amount equal to any casualty insurance deductibles and uninsured losses relating to casualties which may have occurred at the Merger Closing Properties prior to the Closing.

(vi)          If Acquiror collects any unpaid or delinquent rents relating to the Merger Closing Properties after the Closing Adjustment Time, Acquiror shall deliver to the Liquidating Trust the rent to which the Liquidating Trust is entitled relating to the period prior to the Closing Adjustment Time.  All rents relating to the Merger Closing Properties received by Acquiror after the Closing Adjustment Time shall be applied first to current and then delinquent rent in the inverse order of maturity.

(vii)         An amount equal to the Retained LC Amount shall be credited to Acquiror at Closing pursuant to Section 8.08.

(viii)        Acquiror shall credit to Target Stockholders at Closing any money spent by Target with respect to the Sewer System (as such term is defined in the Acquisition Agreement) on or after September 6, 2006.

(ix)           Intentionally Deleted.

(x)            If there are any liens or encumbrances applicable to Target Properties other than Permitted Liens, as of Closing, the amount to discharge such liens and encumbrances shall be credited to Acquiror at Closing.

(xi)           If there shall be a breach of any of the representations, warranties, covenants or agreements made by Target herein and Target fails to cure such breach by the Outside Date, or if there shall be any outstanding liabilities or obligations of Target, Target Subsidiaries, NPI Exchange Entities or NPI Entities as of the Effective Time other than the Office Assumed Loans, the Short Term Loan, the Scheduled Contracts and the Target Properties Leases, the amount of the aggregate Damages resulting from such breach or such outstanding liabilities or obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be credited to Acquiror at Closing.

(xii)          The fees payable to the Share Escrow Agent shall be equally split by Target Stockholders and Acquiror and paid at Closing.

(xiii)         Any unpaid amounts due by Target as of the Effective Time as described in Section 6.02(i)(ii) of the Target Disclosure Letter shall be credited to Acquiror at Closing.  Any refund of prior property taxes owed to Target as of the Effective Time (net of any attorneys’ fees), pursuant to a successful appeal, shall be credited to Target Stockholders at Closing.

(xiv)        Any costs to rectify overstressed joints pursuant to, and in accordance with, paragraph three of Section 6.02(g)(iv) of the Target Disclosure Letter shall be credited to Acquiror at Closing, to the extent such costs were not paid by Target prior to Closing.

All adjustment items (collectively, the “Closing Adjustments”) shall be resolved by the parties in good faith at least five (5) Business Days prior to the Closing Date.  To the extent that the Closing Adjustments result in a net payment due to Target Stockholders, immediately prior to the Effective Time, the Merger Consideration shall be increased as set forth in Section 4.01.  To the extent that the Closing Adjustments result in a net payment due by the Target Stockholders, immediately prior to the Effective Time, the Merger Consideration shall be decreased as set forth in Section 4.01.  The net payment either due to or due by the Target Stockholders is referred to as the “Closing Adjustment Amount”.

8.05.        Articles Supplementary.

Acquiror shall take all necessary actions to approve and file with the SDAT the Articles Supplementary prior to the Effective Time.

8.06.        Intellectual Property.

The parties hereto agree that the Target Stockholders retain the exclusive rights to use of the word “Nottingham” except that Acquiror will be granted a license to use the names “Nottingham Ridge,” “Nottingham Centre” and “Nottingham Center” with respect to those properties, in the form attached hereto as Exhibit E (the “License Agreement”).

8.07.        COBRA Agreements.

On and after the Effective Time, Acquiror shall provide applicable notices and continuing health coverage that satisfies COBRA to Ronald Heagy, Bruce Campbell III,  John Auer and Deborah Sellmayer (and members of their family), to individuals who are within their COBRA election period as of the Effective Time, and to employees of NPI (and members of their family) terminated in connection with the Retail Transaction but only with respect to the NPI Group Health Plan and only if such Retail Transaction is consummated within sixty (60) days of the Closing hereunder.  Acquiror’s obligation, however, does not include the assumption of any other liability with respect to NPI’s employee benefit plans and does not extend to any other obligation or liability under COBRA.  NPI shall indemnify Acquiror, Acquiror OP and Merger Subsidiary with respect to any such non-assumed obligations and liabilities, pursuant to the agreement described in Section 9.05(f) of this Agreement.

8.08.        Certain Agreements.

As of the Effective Time, Acquiror shall assume the obligations of Target or its Affiliates under each of the public works agreements, utility agreements and permits relating to the Target Properties Escrow LCs and the Target Properties LCs.  At the Closing, Acquiror shall receive a credit against the Merger Consideration equal to the sum of the amount outstanding under the Target Properties Escrow LCs as of the Effective Time (the “Retained LC Amount”).  Acquiror OP shall use its commercially reasonable efforts to arrange for the Target Properties Escrow LCs to be released or terminated once the work which is secured by the Target Properties Escrow LCs shall have been completed (the “Outstanding Work”).  Target will use its commercially reasonable efforts to complete all Outstanding Work prior to Closing.  To the extent that any such Outstanding Work is not completed prior to Closing, Acquiror shall use its commercially reasonable efforts to complete such Outstanding Work.  At any time and from time to time as a Target Properties Escrow LC is terminated or released, Acquiror will pay to the Liquidating Trust the amount of the outstanding balance of such Target Properties Escrow LC less the documented amount paid by Acquiror or Acquiror OP to complete the Outstanding Work or to correct any defective Outstanding Work related to such Target Properties Escrow LC.

8.09.        Reciprocal Release.

Prior to the Closing, Target and NPI will enter into the Reciprocal Release.

8.10.        Lockbox.

Prior to Closing, Target shall close its lockbox that was previously established for the receipt of rents attributable to the Target Properties.

8.11.        Final Tax Returns.

Target shall prepare its final income tax return at its own expense subject to Acquiror’s prior written approval.

8.12.        Insurance Proceeds.

All insurance proceeds with respect to the Target Properties, regardless of the amount, shall remain the property of Target and Target Subsidiaries.  Thus, Target Stockholders shall not be entitled to any such insurance proceeds in the event of a casualty at the Target Properties or a claim that arose with respect to the Target Properties.

8.13.        Satisfaction of Dollenberg Retirement Obligations.

Prior to the Closing, NPI and Target will establish a trust to which they shall pay the funds due to P. Douglas Dollenberg to satisfy the Dollenberg Retirement Obligations.

ARTICLE IX.
CONDITIONS TO CONSUMMATION OF THE TRANSACTION AND CLOSING
DELIVERIES

9.01.        Conditions to the Obligations of Each Party.

The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           Target Stockholder Approval.  This Agreement and the Transaction shall have been approved and adopted by the requisite affirmative vote of the Target Stockholders in accordance with the MGCL and the Target Charter.

(b)           No Order.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transaction illegal or otherwise restricting, preventing or prohibiting consummation of the Transaction.

(c)           Governmental Approvals.  All required approvals of Governmental Authorities, if any, shall have been obtained.

(d)           Lender’s Approval.  All required Lender’s Approval of the Target Group, if any, shall have been obtained.

9.02.        Conditions to the Obligations of Acquiror, Acquiror OP and Merger Subsidiary.

The obligations of Acquiror and Merger Subsidiary to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Target in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of all representations or warranties to be true and correct in the aggregate is not reasonably likely to result in a Target Material Adverse Effect.  Notwithstanding the foregoing, in determining whether a cumulative Target Material Adverse Effect has occurred at Closing for the purposes of this Section 9.02(a), any limitation as to materiality or Target Material Adverse Effect in a representation or warranty shall be disregarded.

(b)           Agreements and Covenants.  Target shall have delivered all of the items listed in Section 9.04, and otherwise have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing.

(c)           Material Adverse Effect.  Since the date of this Agreement, there shall have occurred no change, event or circumstance which, individually, or in the aggregate, is reasonably likely to result in a Target Material Adverse Effect.

(d)           Existing Indebtedness.  All of the Existing Office Indebtedness shall have been repaid and the only indebtedness of Target and Target Subsidiaries as of the Effective Time shall be the Assumed Loans and the Short Term Loan, the only indebtedness of the Retail Entities as of the Effective Time shall be the Existing Retail Indebtedness, and the amounts due under the Existing Retail Indebtedness, Short Term Loan and Assumed Loans shall not exceed $129,648,266.

(e)           Officer’s Certificate.  Target shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by the President or any Vice President of Target, certifying as to the satisfaction of the conditions specified in this Section 9.02, and including as an exhibit a Target Disclosure Letter updated as of the Closing Date.

(f)            Tenant Estoppels.  At least one (1) Business Day prior to the Closing Date, Target shall have delivered to Acquiror the tenant estoppel certificates in the form attached hereto as Exhibit J executed by those tenants listed in Section 9.02(f) of the Target Disclosure Letter, free from material adverse disclosures not previously disclosed to Acquiror.

(g)           Office Assumed Loan Documents.  The Office Assumed Loan Documents shall have been fully executed and delivered to Acquiror.

(h)           Corporate Dissolutions.  Prior to the Effective Time, Target shall have dissolved the corporations listed in Section 9.02(h) of the Target Disclosure Letter.

(i)            Stock Distribution.  Prior to the Effective Time, Target shall have caused all of the outstanding stock in each of NVI Communities, Inc. and Village Ventures, Inc. to be distributed to the Liquidating Trust.

(j)            Assignment of Insurance Loans.  Prior to the Effective Time, Target shall have transferred all of its rights and obligations relating to the officers life insurance policies and loans as listed in Section 9.02(j) of the Target Disclosure Letter to the Liquidating Trust.

9.03.        Conditions to the Obligations of Target.

The obligations of Target to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Acquiror, Acquiror OP and Merger Subsidiary in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct in the aggregate is not reasonably likely to result in an Acquiror Material Adverse Effect.  Notwithstanding the foregoing, in determining whether a cumulative Acquiror Material Adverse Effect has occurred at Closing for the purposes of this Section 9.03(a), any limitation as to materiality or Acquiror Material Adverse Effect in a representation or warranty shall be disregarded.

(b)           Agreements and Covenants.  Acquiror, Acquiror OP and Merger Subsidiary shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(c)           Intentionally Deleted.

(d)           Articles Supplementary.  The Articles Supplementary shall have been approved by the trustees of Acquiror, filed with and accepted by the SDAT and be in full force and effect.

(e)           Material Adverse Effect.  Since the date of this Agreement, there shall have occurred no change, event or circumstance which, individually, or in the aggregate, is reasonably likely to result in an Acquiror Material Adverse Effect.

(f)            Officer Certificate.  Acquiror shall have delivered to Target a certificate, dated the date of the Closing, signed by the President or any Vice President of Acquiror, certifying as to the satisfaction of the conditions specified in this Section 9.03.

9.04.        Deliveries by Target.  At Closing, Target shall execute and deliver or cause to be delivered to Acquiror:

(a)           Notices to Tenants substantially in the form attached hereto as Exhibit F, dated as of the Closing Date, executed by Target, and complying with applicable statutes in order to relieve Target of liability for any security deposits (provided the security deposits are paid to Acquiror), directing tenants to pay all rent due and owing under the Target Properties Leases to Acquiror or Acquiror’s designated agent;

(b)           originals of the Target Properties Leases and copies of lease files at the Target Properties, and originals of any maintenance and service contracts that are to be assumed, to the extent any such documents are in the possession of Target or any Target Subsidiary;

(c)           an affidavit that Target is not a “foreign person” in the form attached as Exhibit G;

(d)           maintenance records, equipment manuals and plans and specifications for the Target Properties, to the extent any such documents are in the possession of Target or any Target Subsidiary;

(e)           keys or combinations to all locks at the Target Properties, to the extent any such keys or combinations are in the possession of Target or any Target Subsidiary;

(f)            the certificate described in Section 9.02(e);

(g)           legal opinions of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, dated as of the Closing Date and in the form attached hereto as Exhibit H;

(h)           the receipt or release from Wachovia Capital Markets, LLC as described in Section 6.02(n);

(i)            an executed settlement sheet;

(j)            affidavits required by the Anchor Title Company in the form attached hereto as Exhibit I;

(k)           cross-release and indemnity between NPI, Acquiror and Target in the form of Exhibit K attached hereto (the “Reciprocal Release”);

(l)            release of guaranties executed by Target on properties that are not Target Properties or evidence reasonably satisfactory to Acquiror that the associated loan has been repaid;

(m)          certificate of good standing of Target from the State Department of Assessments and Taxation of the State of Maryland;

(n)           estoppels from the community associations set forth on Section 9.04(n) of the Target Disclsoure Letter;

(o)           tenant estoppels as more particularly set forth in Section 9.02(f) hereof;

(p)           the Office Assumed Loan Documents;

(q)           with respect to obligations of Target to P. Douglas Dollenberg, a receipt evidencing payment of such obligations, a payoff acknowledgement, a copy of the original promissory note marked cancelled and paid-in-full and a copy of the returned Target stock certificates;

(r)            the First Amendment to Retirement Agreement by and between P. Douglas Dollenberg, NPI and Target in substantially the form of Exhibit L attached hereto;

(s)           releases from the employees listed in document #1 under the heading “Employee Benefit Plans of Target” in Section 6.02(o)(ii) of the Target Disclosure Letter;

(t)            evidence of payment of all deferred management fees owed by Target to NPI;

(u)           evidence from Mercantile — Safe Deposit and Trust Company that there is no balance due under Target’s revolving line of credit;

(v)           the License Agreement (as executed by the Liquidating Trust);

(w)          the Acknowledgement by P. Douglas Dollenberg in substantially the form attached hereto as Exhibit N; and

(x)            the Additional Acknowledgement #1 by P. Douglas Dollenberg in substantially the form attached hereto as Exhibit O.

9.05.        Deliveries by Acquiror.  At Closing, Acquiror shall execute and deliver or cause to be delivered to Target:

(a)           the Merger Consideration, as more particularly set forth in Section 4.01;

(b)           certificate of good standing of Acquiror from the State Department of Assessments and Taxation of the State of Maryland;

(c)           the Office Assumed Loan Documents;

(d)           legal opinion of DLA Piper US LLP, dated as of the Closing Date in the form attached hereto as Exhibit M;

(e)           the certificate described in Section 9.03(f);

(f)            the Reciprocal Release; and

(g)           the License Agreement (as executed by the Surviving Entity).

ARTICLE X.
TERMINATION

10.01.      Termination.

This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):

(a)           by the mutual written consent of Acquiror and Target;

(b)           by either Target or the Acquiror upon written notice to the other party, if:

(i)            any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting the Transaction, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 10.01(b)(i) shall not be available to any party (A) unless such party shall have used its reasonable efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Transaction or (B) whose failure to comply with the terms of this Agreement has been the cause of, or materially contributed to, such governmental action;

(ii)           the Transaction shall not have been consummated on or before February 28, 2007 (the “Outside Date”), unless the failure to consummate the Transaction on or prior to the Outside Date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 10.01(b)(ii); or

(iii)          upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Stockholder Approval, the Stockholder Approval is not obtained;

(c)           by Acquiror, upon written notice to Target:

(i)            if a Target Material Adverse Effect shall have occured;

(ii)           if the Target Board makes a Change in Recommendation prior to the Target Stockholder Meeting; or

(iii)          if Target shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02 and (B) is incapable of being cured by Target by the Outside Date or, if capable of being cured by Target by the Outside Date, Target does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from Acquiror and cure such breach or failure by the Outside Date;

(d)           by Target, upon written notice to Acquiror, if:

(i)            Acquiror shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b) and (B) is incapable of being cured by Acquiror by the Outside Date or, if capable of being cured by Acquiror by the Outside Date, Acquiror does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from Target and cure such breach or failure by the Outside Date;

(ii)           prior to receipt of the Stockholder Approval, Target (i) receives a Superior Proposal, (ii) resolves to accept such Superior Proposal, (iii) shall have given Acquiror three (3) Business Days’ prior written notice of its intention to terminate pursuant to this provision, and (iv) such proposal continues to constitute a Superior Proposal taking into account any revised proposal made by Acquiror during such three (3) Business Day period; provided, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 10.03(b) shall have been made by Target; provided, further, that Target’s right to terminate this Agreement under this Section 10.01(d)(ii) shall not be available if Target is then in breach of Section 7.04; or

(iii)          the average last reported sale price on the NYSE of the Acquiror Common Shares over any period of ten (10) consecutive trading days after the date of this Agreement is less than or equal to $35.00 per share.

10.02.      Effect of Termination.

In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 10.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, subsidiaries or partners, as applicable, to this Agreement; provided, however, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 7.03(b), Section 7.06, Section 8.01, Section 10.03, Section 11.07, Section 11.08 and Section 11.09 shall survive termination indefinitely.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

10.03.      Fees and Expenses.

(a)           Except as otherwise explicitly set forth in this Section 10.03 or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.

(b)           Target agrees that if this Agreement shall be terminated by (i) Acquiror pursuant to Section 10.01(c)(ii), or (ii) Target pursuant to Section 10.01(d)(ii), Target shall pay to Acquiror an amount equal to $6,500,000 (the “Termination Fee”) in cash upon such termination.

(c)           Target agrees that if this Agreement shall be terminated by Acquiror or Target pursuant to Section 10.01(b)(iii), and, (i) prior to the Target Stockholder Meeting, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn, and (ii) concurrently with such termination or within twelve (12) months following the Termination Date, Target enters into an agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is consummated, then Target shall, if and when such Acquisition Proposal is consummated, pay to Acquiror the Termination Fee within three (3) Business Days following consummation.

(d)           Intentionally Deleted.

(e)           Acquiror agrees that if (i) all conditions to Closing under Section 9.01 and Section 9.02 have been satisfied, (ii) Target has tendered all of its deliveries under Section 9.04, (iii) Acquiror fails to deliver the closing deliveries set forth in Section 9.05 and (iv) Target therefore terminates this Agreement in accordance with Section

10.01(b)(ii), then Acquiror shall reimburse Target for the full amount of prepayment penalties under the Existing Office Indebtedness previously paid by Target.  Target acknowledges that if it elects reimbursement of the prepayment penalties under this Section 10.03(e), such election shall be its sole remedy, together with payment to it of the Deposit, upon the termination of this Agreement.

(f)            Intentionally Deleted.

(g)           If Stockholder Approval is not obtained prior to the Outside Date, Target shall reimburse Acquiror for the reasonable fees and expenses of outside auditors for any audit required by Rule 3-14 of Regulation S-X, as promulgated by the SEC, which filing requirement results from the filing or contemplated filing of the Registration Statement, within three (3) Business Days after demand by Acquiror.

(h)           Intentionally Deleted.

(i)            If Acquiror terminates this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), Target shall reimburse Acquiror for Acquiror’s reasonable costs and expenses (including reasonable attorney’s fees) in connection with this Transaction, not to exceed One Million Dollars ($1,000,000), within three (3) Business Days after demand by Acquiror.

ARTICLE XI.
GENERAL PROVISIONS

11.01.      Survival of Representations and Warranties.

The representations, warranties, covenants and agreements in this Agreement and any exhibit, schedule or instruments delivered pursuant to this Agreement shall survive the Closing for a period of thirty-six (36) months from the Closing Date; provided, that any claims made under Section 7.07 prior to the end of such thirty-six (36) month period shall survive until such claim is resolved pursuant to Section 7.07.

11.02.      Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person or by a recognized overnight courier service or sent by telecopy (providing confirmation of transmission) to the respective parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Acquiror, Acquiror OP or Merger Subsidiary:

Corporate Office Properties Trust
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland  21046
Fax No.: (443) 285-7650
Attn: Roger A. Waesche, Jr., Executive Vice President and Chief Operating Officer

with copies to:

Corporate Office Properties Trust
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland  21046
Fax No.: (443) 285-7652
Attn: Karen M. Singer, Senior Vice President and General Counsel

and

DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland  21209
Fax No.: (410) 580-3400
Attn: Richard E. Levine, Esq.

if to Target:

Nottingham Village, Inc.
100 West Pennsylvania Avenue
Towson, Maryland 21204
Fax No.:  (410) 321-8018
Attention: J. Joseph Credit

with a copy to:

Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
233 East Redwood Street
Baltimore, Maryland 21202
Fax No.:  (410) 576-4246
Attention:  Abba David Poliakoff, Esq.

11.03.      Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.04.      Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Target Stockholders, no amendment may be made that would reduce the Purchase Price or the Merger Consideration without further Stockholder Approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

11.05.      Entire Agreement; Assignment.

This Agreement, the exhibits attached hereto, the Target Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Entity) without the prior written consent of the other parties.

11.06.      Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 7.08, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.07.      Specific Performance.

(a)           The parties hereto agree that irreparable damage would occur to Acquiror in the event any provision of this Agreement were not performed by Target or Target Subsidiaries in accordance with the terms hereof and that Acquiror shall be entitled to seek specific performance of the terms and conditions of this Agreement, in addition to any other remedy at law or equity against Target.

(b)           In the event Acquiror fails to perform its obligations under this Agreement, Target’s exclusive remedy shall be to terminate this Agreement, in which case the Deposit shall be paid by the Cash Escrow Agent as provided in Section 8.01 and Section 10.03(e), if applicable.  Target may not pursue specific performance against Acquiror, Acquiror OP or Merger Subsidiary.

11.08.      Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

11.09.      Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.09.

11.10.      Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11.      Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.12.      Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

11.13.      Time is of the Essence.

Time is of the essence with respect to each provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CORPORATE OFFICE PROPERTIES TRUST
By:	/s/ ROGER A. WAESCHE, JR.
Executive Vice President
Roger A. Waesche, Jr.
Chief Operating Officer and
CORPORATE OFFICE PROPERTIES, L.P.
By:	Corporate Office Properties Trust,
its sole general partner
By:	/s/ ROGER A. WAESCHE, JR.
Executive Vice President
Roger A. Waesche, Jr.
Chief Operating Officer and
W&M BUSINESS TRUST
By:	/s/ ROGER A. WAESCHE
Executive Vice President
Roger A. Waesche, Jr.
Chief Operating Officer and
NOTTINGHAM VILLAGE, INC.
By:	/s/ J. JOSEPH CREDIT
J. Joseph Credit
President and Chief Executive Officer

[Signature page to Merger Agreement]

JOINDERS

Nottingham Properties, Inc. joins herein for the sole purpose of acknowledging its obligations under Sections 8.09 and 8.13 of this Agreement.

NOTTINGHAM PROPERTIES, INC.
By:	/s/ J. JOSEPH CREDIT
J. Joseph Credit
President and
Chief Executive Officer

NVI Liquidating Trust joins herein to evidence its obligations under this Agreement, including its obligations as Stockholders’ Agent under Section 7.07 of this Agreement.

NVI LIQUIDATING TRUST
By:	/s/ J. JOSEPH CREDIT
J. Joseph Credit, Trustee

The Cash Escrow Agent executes this Purchase Agreement and Agreement and Plan of Merger of this 21st day of December, 2006 to acknowledge its receipt of an original copy of this Agreement as executed by Acquiror, Acquiror OP, Merger Subsidiary and Target, to acknowledge that it is holding the Deposit, and to acknowledge its agreement to act as Cash Escrow Agent in accordance with the terms and conditions set forth herein.

WITNESS:	CASH ESCROW AGENT:
ANCHOR TITLE COMPANY
	By:	/s/ M. CHARLOTTE POWEL
Name: M. Charlotte Powel
Title: President

The Share Escrow Agent executes this Purchase Agreement and Agreement and Plan of Merger of this 21st day of December, 2006 to acknowledge its receipt of an original copy of this Agreement as executed by Acquiror, Acquiror OP, Merger Subsidiary and Target, to acknowledge that it is holding the Escrow Shares, and to acknowledge its agreement to act as Share Escrow Agent in accordance with the terms and conditions set forth herein.

WITNESS:	SHARE ESCROW AGENT:
U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ CHRIS M. FRIESS
Name: Chris M. Friess
Title: Account Manager

SCHEDULE 1

PURCHASE PROPERTIES

Property			Ownership Immediately
Class	Property	Address	Prior To Effective Time
B.1	37 Allegheny Avenue	37 Allegheny Avenue, Baltimore County, MD	37 Allegheny Business Trust
B.2	10552 Philadelphia Road – Leasehold Interest	10552 Philadelphia Road, Baltimore County, MD	Philadelphia Road Operating Company, LLC
B.3	Intentionally Deleted
B.4	9020 Mendenhall	9020 Mendenhall Court, Howard County, MD	9020 Mendenhall, LLC
B.5	Woods at Broken Land	9700 Patuxent Woods Drive, Howard County, MD	Woods Investors, LLC
B.6	Rivers Center III	10270 N. Old Columbia Road, Howard County, MD	Rivers Center III Investors, LLC
G.1	Campbell Corporate Center I	4940 Campbell Boulevard, Baltimore County, MD	Corporate Center I Limited Partnership
G.9	Nottingham Centre	502 Washington Avenue, Baltimore County, MD	Nottingham Associates Limited Partnership
G.10	White Marsh Health Center	8114 Sandpiper Circle, Baltimore County, MD	White Marsh Health Center Limited Partnership, LLLP
G.12	White Marsh Hi-Tech I and II	4969 Mercantile Road (Bldg 1) 4979 Mercantile Road (Bldg 2) 4981 Mercantile Road (Parking)	White Marsh Hi-Tech 1 Business Trust (49%) and White Marsh Hi-Tech 2 Business Trust (51%)

Notes

G.1.  Acquiror OP will purchase a 50% limited partnership interest in Corporate Center I Limited Partnership.

G.9.  Acquiror OP will purchase a 43.7% limited partnership interest in Nottingham Associates Limited Partnership.

G.10.  Acquiror OP will purchase a 60% limited partnership interest in Sandpiper Limited Partnership which, in turn, owns a 72.5% general partnership interest in White Marsh Health Center Limited Partnership, LLLP.

G.12.  Acquiror OP will purchase 100% of beneficial interests in White Marsh Hi-Tech 2 Business Trust (which shall own a 51% tenancy-in-common interest in White Marsh Hi-Tech property).

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SCHEDULE 2

MERGER PROPERTIES

Property			Property Owner Immediately
Class	Property	Address	Prior To Effective Time
A.1	8029 - 8031 Corporate Drive	8029-8031 Corporate Drive, Baltimore County, MD	8029 Corporate Drive Business Trust
A.2	Corporate Place I	8140 Corporate Drive, Baltimore County, MD	Corporate Place I Business Trust
A.3	Franklin Ridge V	9900 Franklin Square Drive, Baltimore County, MD	Franklin Ridge V Business Trust
A.4	Tyler Ridge II – Fee Interest	8007 Corporate Drive, Baltimore County, MD	Tyler Ridge II Business Trust
A.5	Tyler Ridge IIA	8003 Corporate Drive, Baltimore County, MD	Tyler Ridge IIA Business Trust
A.6	Tyler Ridge III – Fee Interest	7941 Corporate Drive, Baltimore County, MD	Tyler Ridge III Business Trust
A.7	McLean Ridge V (L)	8100 Sandpiper Circle, Baltimore County, MD	McLean Ridge V Business Trust
A.8	Corporate Place III (L)	8120 Corporate Drive, Baltimore County, MD	Corporate Place III Business Trust
A.9	Corporate Place IV (L)	8130 Corporate Drive, Baltimore County, MD	Corporate Place IV Business Trust
A.10	Lot 401 – on cul-de-sac (L) (Tax Parcel No. 11-2200015748)	4985 Mercantile Road, Baltimore County, MD	Lot 401 Business Trust
A.11	Nottingham Ridge (L) and (Tax Parcel Nos. 11-2400002078 and 11-2300012935)	5300 Nottingham Drive, Baltimore County, MD SWM Pond in Nottingham Ridge	Nottingham Ridge I Business Trust
A.12	Nottingham Ridge/Phila. Road (L) (Tax Parcel No. 11-2400002075)	5357 Nottingham Drive, Baltimore County, MD	Nottingham Ridge II Business Trust
A.13	10521 Red Run Boulevard (L)	10521 Red Run Boulevard, Baltimore County, MD	10521 Red Run Business Trust
A.14	Intentionally Deleted
A.15	Campbell Blvd & Franklin Sq. (18.62 acres and 1.0052 acres SWM) (L) (Tax Parcel No. 14-2200020875) and Tax Parcel No. 14-22000020877)	5251 Campbell Boulevard, Baltimore County, MD	Campbell Boulevard I Business Trust

S-2-1

A.16	Campbell Blvd & Franklin Sq. (5.23 acres) (L) (Tax Parcel No. 14-2200020165)	5201 Campbell Boulevard, Baltimore County, MD	Campbell Boulevard II Business Trust
A.17	Nottingham Ridge/Phila. Rd. (9.14 acres) (L) (Tax Parcel No. 11-2300012656)	5361 Nottingham Drive, Baltimore County, MD	Nottingham Ridge III Business Trust
A.18	Intentionally Deleted
A.19	Franklin Ridge Open Space (Tax Parcel No. 14-2300006823) and (Tax Parcel No. 14-2300006822)	.174 Ac Pvt Op Sp., NSR Franklin Square Drive and .539 Ac Pvt Op Sp., NSR Franklin Square Drive	Franklin Ridge Open Space Business Trust
A.20	8027 Corporate Drive	8027 Corporate Drive, Baltimore County, MD Lot 13 – Adjacent to Tyler Ridge I	8027 Corporate Drive Business Trust
A.21	Tyler Ridge Water Management (Tax Parcel No. 14-220001624) and (Tax Parcel No. 14-220001623)	Flood Plain and Storm Water Management Area adjacent to Tyler Ridge.	Tyler Ridge Water Management Business Trust
C.1	10552 Philadelphia Road – Fee Interest	10552 Philadelphia Road, Baltimore County, MD	Honeygo Run Holdings, LLC
C.2	Corporate Place II	8110 Corporate Drive, Baltimore County, MD	Corporate Place B Equity Affiliates, LLC
C.3	Franklin Ridge I	9940 Franklin Square Drive, Baltimore County, MD	Franklin Ridge No. 1 Business Trust
C.4	Franklin Ridge II	9930 Franklin Square Drive, Baltimore County, MD	Franklin Ridge No. 2 Business Trust
C.5	Franklin Ridge IV	9910 Franklin Square Drive, Baltimore County, MD	Franklin Ridge No. 4 Business Trust
C.6	Nottingham Ridge C	5355 Nottingham Drive, Baltimore County, MD	Nottingham Ridge No. 20 Business Trust
C.7	Nottingham Ridge D	5325 Nottingham Drive, Baltimore County, MD	Nottingham Ridge No. 30 Business Trust
E.1	Intentionally Deleted
F.1	White Marsh Commerce Center I	10001 Franklin Square (10001 – 10049), Baltimore County, MD	White Marsh Commerce Center I Business Trust
F.2	McLean Ridge I	8012 - 8020 Corporate Drive, Baltimore County, MD	McLean Ridge I Business Trust
F.3	McLean Ridge II	8002 - 8010 Corporate Drive, Baltimore County, MD	McLean Ridge II Business Trust
F.4	McLean Ridge III	7920 Corporate Drive, Baltimore County, MD	McLean Ridge III Business Trust
F.5	McLean Ridge IV	8098 Sandpiper Cir., Baltimore County, MD	McLean Ridge IV Business Trust

S-2-2

F.6	White Marsh Commerce Center II (L)	9951 Franklin Square Drive (9951-9999 Franklin Sq.), Baltimore County, MD	White Marsh Commerce Center II Business Trust
G.1	Campbell Corporate Center I and Parcel A (.630 acres-Tax Parcel No. 14-2200005926)	4940 Campbell Boulevard, Baltimore County, MD	Corporate Center I Limited Partnership (Campbell Corporate Center I) and Campbell Corporate Center I-2 Business Trust (Tax Parcel No. 14-2200005926)
G.2	Franklin Ridge III	9920 Franklin Square Drive, Baltimore County, MD	Franklin Ridge No. 3 Business Trust
G.3	7272 Park Circle Drive	7272 Park Circle Drive, Anne Arundel County, MD	Park Circle Equities, LLC
G.8	1.14 acres Tax Parcel No. 14-2000000284	Campbell Boulevard, Baltimore County, MD	White Marsh Business Center 2 Business Trust (Tax Parcel No. 14-2000000284)
G.9	Nottingham Centre	502 Washington Avenue, Baltimore County, MD	Nottingham Associates Limited Partnership
G.10	White Marsh Health Center	8114 Sandpiper Circle, Baltimore County, MD	White Marsh Health Center Limited Partnership, LLLP
G.12	White Marsh Hi-Tech I and II	4969 Mercantile Road (Bldg 1) 4979 Mercantile Road (Bldg 2) 4981 Mercantile Road (Parking)	White Marsh Hi-Tech 1 Business Trust (49%) and White Marsh Hi-Tech 2 Business Trust (51%)

Notes

1.  All are improved by buildings, except for those marked with an “L” which are land only.

2.  Target shall own 100% of the ownership interests in each of the Property Owners in the last column, except as shown below.

G.1.  Corporate Center I Limited Partnership shall be owned by Corporate Center I, LLC (1% general partner), Acquiror OP (50% limited partner) and Target (49% limited partner).  Target shall own 100% of Corporate Center I, LLC.  Target shall also own 100% of Campbell Corporate Center I-2 Business Trust.

G.9.  Nottingham Associates Limited Partnership shall be owned by Nottingham Center, LLC (1% general partner) Acquiror OP (43.7% limited partner) and Target (55.3% limited partner).  Target shall own 100% of Nottingham Center, LLC.

G.10.  White Marsh Health Center Limited Partnership, LLLP shall be owned by Sandpiper Limited Partnership (72.5% general partner) and Target (27.5% limited partner).  Target shall own a 40% general partnership interest in Sandpiper Limited Partnership and Acquiror OP shall own a 60% limited partnership interest in Sandpiper Limited Partnership.

G.12.  Target shall own 100% of White Marsh Hi-Tech I Business Trust (which shall own a 49% tenancy-in-common interest in White Marsh Hi-Tech property) and Acquiror OP shall own 100% of White Marsh Hi-Tech 2 Business Trust (which shall own a 51% tenancy-in-common interest in White Marsh Hi-Tech property).

S-2-3

SCHEDULE 3

RETAIL PROPERTIES

Property	Address	Property Owner Immediately Prior To Effective Time
Avenue at White Marsh Parking	8207 Town Center Drive, Baltimore County, MD	Retail Properties Business Trust
8019 Honeygo Blvd – groundlease – Bertucci’s	8019 Honeygo Blvd, Baltimore County, MD	Retail Properties Business Trust
8132 Corporate Drive – groundlease – Red Lobster	8132 Corporate Drive, Baltimore County, MD	Retail Properties Business Trust
4921 Campbell Blvd – groundlease – TGI Friday’s	4921 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
4924 Campbell Blvd – groundlease – Johns Hopkins	4924 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
4930 Campbell Blvd – groundlease – JHU – Phase 2	4930 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5302 Campbell Blvd – groundlease – McDonald’s II	5302 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
4965-4967 Campbell Blvd – groundlease – Hilton Garden Inn	4965-4967 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5100 Campbell Blvd – groundlease – M&T Bank	5100 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5154 Campbell Blvd – groundlease – Chick-fil-A	5154 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5250 Campbell Blvd – groundlease – BP/Subway	5250 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5260 Campbell Blvd – groundlease – SunTrust Bank	5260 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5340 Campbell Blvd – groundlease – BCSB	5340 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5300 Campbell Blvd – groundlease – Lowe’s	5300 Campbell Blvd, Baltimore County, MD	Retail Properties Business Trust
5110 Campbell Blvd – groundlease – Panera Bread	5110 Campbell Blvd, Baltimore County, MD	Nottingham Square Business Trust

S-3-1

Shoppes at Nottingham Square 1	5270 Campbell Boulevard, Baltimore County, MD	Shoppes at Nottingham Square Business Trust
Shoppes at Nottingham Square 2	5350 Campbell Boulevard, Baltimore County, MD	Campbell-Philadelphia Business Trust
White Marsh Plaza	District 14, Acct. No. 1900001897, Perry Hall Boulevard Baltimore County, MD	White Marsh Plaza Business Trust White Marsh Plaza Limited Partnership White Marsh Plaza, LLC
The Avenue at White Marsh*	8101 Honeygo Boulevard, Baltimore County, MD	The Avenue at White Marsh Business Trust

Notes

1.  All are improved by buildings.

2.  NVI owns 100% of the ownership interests in each of the Property Owners in the last column, except as shown below.

*   NVI owns 100% of The Avenue at White Marsh Business Trust.  However, The Avenue at White Marsh Business Trust owns only a 30% tenancy-in-common interest in The Avenue at White Marsh.

S-3-2

SCHEDULE 4

NPI EXCHANGE PROPERTIES

Property			Property Owner Immediately
Class	Property1	Address	Prior To Effective Time
D.1	Tyler Ridge II – Leasehold Interest	8007 Corporate Drive, Baltimore County, MD	Tyler Ridge II Improvements Business Trust
D.2	Tyler Ridge III – Leasehold Interest	7941 Corporate Drive, Baltimore County, MD	Tyler Ridge III Improvements Business Trust
D.3	Allegheny Parking Facility and (Tax Parcel No. 09-0914652094) (L)	111 West Allegheny Avenue, Baltimore County, MD and 117 West Allegheny Avenue, Baltimore County, MD	Allegheny Parking Business Trust
D.4	Campbell Building	100 West Pennsylvania Avenue, Baltimore County, MD	Campbell Building Business Trust
D.5	Royston Building	102 West Pennsylvania Avenue, Baltimore County, MD	Royston Building Business Trust
D.6	Lot 3A – In front of Residence Inn (L)	4960 Mercantile Road, Baltimore County, MD	Lot 3A Business Trust
D.7	Philadelphia Rd./Rt. 43 (28.53 acres) (L) (Tax Parcel No. 11-1114066244)	Philadelphia Road, Baltimore County, MD	Philadelphia Road Business Trust
E.2	Riverwood Business Center	7150 Riverwood Drive, Howard County, MD	Riverwood Business Center Equity Affiliates, LLC
E.3	216 Schilling Center	216 Schilling Circle, Baltimore County, MD	Schilling 216 Investors, LLC
E.4	Ridgely’s Choice	8623 Ridgely’s Choice Drive, Baltimore County, MD	Ridgely’s Choice Business Trust
G.4	Schilling Center	222 Schilling Circle (222-224 Schilling Cir.), Baltimore County, MD	Schilling Center Equities, LLC
G.5	Professional Center I	7939 Honeygo Boulevard, Baltimore County, MD	Honeygo Limited Partnership I, LLLP
G.6	Professional Center II	7923 Honeygo Boulevard, Baltimore County, MD	Honeygo Limited Partnership II, LLLP
G.7	Professional Center III	8133 Perry Hall Boulevard, Baltimore County, MD	Honeygo Limited Partnership III, LLLP

S-4-1

G.8	White Marsh Business Center	5020 Campbell Boulevard (WMBC I) 5022 Campbell Boulevard (WMBC II) 5026 Campbell Boulevard (WMBC III) 5024 Campbell Boulevard (WMBC IV), Baltimore County, MD	White Marsh Business Center Limited Partnership (White Marsh Business Center)
G.11	Tyler Ridge I	8011 Corporate Drive, Baltimore County, MD	Tyler Ridge I Business Trust

Notes

1.  All are improved by buildings, except for those marked with an “L” which are land only.

2.  NPI owns 100% of the ownership interests in each of the Property Owners in the last column, except as shown below.

G.5.  Honeygo Limited Partnership I, LLLP shall be owned by Professional Center I, LLC (1% general partner) and NPI (99% limited partner).  NPI shall own 100% of Professional Center I, LLC.

G.6.  Honeygo Limited Partnership II, LLLP shall be owned by White Marsh Professional Center II, LLC (1% general partner) and NPI (99% limited partner).  NPI shall own 100% of White Marsh Professional Center II, LLC.

G.7.  Honeygo Limited Partnership III, LLLP shall be owned by Professional Center III, LLC (1% general partner) and NPI (99% limited partner).  NPI shall own 100% of Professional Center III, LLC.

G.8.  White Marsh Business Center Limited Partnership shall be owned by White Marsh Business Center, LLC (1% general partner) and NPI (99% limited partner).  NPI shall own 100% of White Marsh Business Center, LLC.  NPI shall also own 100% of White Marsh Business Center 2 Business Trust.

S-4-2

SCHEDULE 5

ASSUMED LOANS

Lender/
Origination Date/	Property Securing		Loan Balance
Loan Amount	Loan	Property Owner	December 1, 2006
State Farm Bank 6/24/2005 $6,000,000	Franklin Ridge IV (Property C.5)	Franklin Ridge No. 4 Business Trust	$5,884,138
State Farm Life Insurance Co. 7/28/2006 $6,000,000	7272 Park Circle (Property G.3)	Park Circle Equities, LLC	$5,966,778
State Farm Life Insurance Co. 4/30/2004 $6,042,655	Nottingham Center (Property G.9)	Nottingham Associates Limited Partnership	$5,631,974	*

* This figure represents 100% of the outstanding loan balance at December 1, 2006 and the entire loan constitutes an Assumed Loan, even though a 43.7% interest in the partnership will have been purchased pursuant to the PSA.

S-5-1